                                   EXHIBIT 3

                               TABLE OF CONTENTS

                                                                            PAGE


INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

PROCEDURAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

PROPOSED REVERSE SPLIT  . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         Summary of the Proposed Reverse Split  . . . . . . . . . . . . . .  3
         Option to Round Up Stock Holdings  . . . . . . . . . . . . . . . .  5
         Cash Payment in Lieu of Fractional Shares  . . . . . . . . . . . .  5
         Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Amendment to Articles of Incorporation . . . . . . . . . . . . . .  7
         Exercise of Round Up Option and Exchange of Stock Certificates . .  7
         Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . .  8
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .  9
         Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . 10
         Purchase of Returned Shares  . . . . . . . . . . . . . . . . . . . 10

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

         Effect of the Proposed Reverse Split . . . . . . . . . . . . . . . 11
         Background of the Proposed Reverse Split . . . . . . . . . . . . . 12
         IMCC Transaction and Settlement Agreements . . . . . . . . . . . . 14
         Reasons for the Proposed Reverse Split . . . . . . . . . . . . . . 18
         Recommendation of the Board of Directors . . . . . . . . . . . . . 19
         Interests of Certain Persons and Potential Conflicts of Interest . 21 Conduct of the Company's Business After the Proposed Reverse
         Split  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Persons and Assets Employed, Retained or Utilized  . . . . . . . . 22
         Financing the Proposed Reverse Split . . . . . . . . . . . . . . . 23

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF . . . . . . . . . . . . . . 23

         Security Ownership of Certain Beneficial Owners  . . . . . . . . . 23
         Security Ownership of Management . . . . . . . . . . . . . . . . . 24

FINANCIAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . 26
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . 26
         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 27

                                                                            PAGE

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

         Election of Board of Directors . . . . . . . . . . . . . . . . . . 27
         Current Directors and Nominees For Director  . . . . . . . . . . . 28
         Meetings And Committees Of The Board Of Directors  . . . . . . . . 31
         Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . 31
         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . 31
         Compensation Of Directors  . . . . . . . . . . . . . . . . . . . . 36
         Employment Contracts And Termination Of Employment And
                Change-in-Control Arrangements. . . . . . . . . . . . . . . 36
         Stock Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         Stock Ownership Of Management  . . . . . . . . . . . . . . . . . . 37
         Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . 38

AMENDMENT TO BY-LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

MARK TECHNOLOGIES CORPORATION PROPOSALS . . . . . . . . . . . . . . . . . . 45



MATERIAL PROCEEDINGS AND TRANSACTIONS . . . . . . . . . . . . . . . . . . . 46
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . . . . . . . . . . 50
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . . . . . . . . 50
ANNUAL REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51


EXHIBITS

         Exhibit A - Amendment to Articles of Incorporation
         Exhibit B - Part 13 of the Utah Business Corporation Act

                    PRELIMINARY COPY DATED JUNE 16, 1997
                                FOR REVIEW ONLY


                       UTAH RESOURCES INTERNATIONAL, INC.
                        297 West Hilton Drive, Suite #4
                            St. George, Utah  84770

                                PROXY STATEMENT

                    Annual Meeting of the Shareholders to be
                         Held on _______________, 1997


                                  INTRODUCTION


     This Proxy Statement is furnished to the shareholders of Utah
Resources International, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of the Shareholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on ___________________, 1997, at ___________
p.m., M.D.S.T., at _____________________________________________ for the
purposes specified in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and enclosed form of proxy ("Proxy") were first sent to shareholders on or about ____________________, 1997.


                               PROCEDURAL MATTERS


     The Board of Directors of the Company is soliciting proxies from the shareholders of the Company in connection with the Annual Meeting. The enclosed Proxy enables shareholders to vote on all matters scheduled to come before the Annual Meeting. The matters scheduled to come before the Annual Meeting include: (i) considering and voting upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per share stock (the "Common Stock"), as of __:__ p.m., M.D.S.T., on _______________________ __, 1997 on the
basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding on ________ __, 1997 (the "Record Date"); (ii) electing five directors to hold office until the next annual meeting of shareholders or until their successors have been elected and qualified; (iii) considering and voting upon a proposal to amend Article III,
Section 1 of the Company's by-laws to provide for an annual meeting date to be held on the third Monday in July of each year, beginning with the year 1997;
(iv) the following three proposals by Mark Technologies Corporation: (A) appointment of a special shareholders Legal Affairs Committee, the sole purpose of which is to select and engage new general counsel, make a binding determination regarding the settlement, continued prosecution or other disposition of pending litigation to which the Company is a party and to make binding determinations regarding counsel selection in the future and future litigation in which the Company may be a party, (B) to cause the Company to offer to purchase from all of its shareholders, at a purchase price of $4.00 per share, shares of the Company's Common Stock, where acceptance of the Company's offer shall be voluntary and the offer shall not be designed to require acceptance by any shareholders, and
(C) appointment of a special shareholders Fiduciary Duty Committee, the sole purpose of which shall be to make a binding determination, upon consultation with the Company's new general counsel, regarding the activities of the Company's Board of Directors, officers and counsel to consider whether actions, complaints or other redress, if any, should be taken by the Company against such individuals; and (v) transacting such other business as may properly come before the meeting and any adjournment thereof, as more fully described below:


1.   PROPOSAL - EFFECT THE REVERSE SPLIT

     Proposal

     To consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding
common, $.10 par value per share stock (the "Common Stock"), as of    p.m.,
M.D.S.T., on    1997 on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid in cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"). As a result of the Reverse Split, the Company is expected to become a non-SEC reporting Company. For a more detailed description of the actions the Company plans to take following the Reverse Split, see the Section entitled "SPECIAL FACTORS/Conduct of the Company's Business After the Proposed Reverse Split."

     Advantages

     The advantages of the Company effecting the Reverse Split are as follows:

     1. The Company is contractually obligated to cause the Reverse Split. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the history of the contractual obligation, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Split."

     2. A majority of the Board of Directors believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the $3.35 per share, because:

                    (a) IMCC paid $3.35 per share with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996:


                    (b) The Company redeemed on July 3, 1996 Anne Morgan and Victoria Morgan's shares for $3.35 per share, pursuant to the settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle
                            D. Hurd, Mark G. Jones, Mark Technologies
                            Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"). The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement as those terms are defined herein, the written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John
                            C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. For a more detailed description of the litigation which led to the 1996 Settlement Agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the contractual obligation for the $3.35 per share Reverse Split price, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split":


                    (c) The market price of the Company's Common Stock for the fourth quarter of 1996 was $.875, which is far below the $3.35 per share purchase price being offered by the Company:

                    (d) The Reverse Split provides fractional shareholders with the opportunity to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earning potential: and

                    (e) The Reverse Split provides fractional shareholders who wish to continue to be shareholders of the Company the option to exercise the round-up option at a purchase price of $3.35 per share.

     3. The Company will realize cost savings in its cessation as a reporting company under the Exchange Act.

     For a more detailed description of the proposed Reverse Split and its advantages, see the Sections entitled "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split," and "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors."

     Disadvantages and Risks

     The disadvantages and risks to the Company and its shareholders associated with the Company effecting the Reverse Split are as follows:

     1. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.

     2. There may be a loss of prestige that being a reporting company provides.

     3. The potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's Common Stock).

     4. There may be decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the Company's stock.


     5. When the Reverse Split is effected and the Company elects to cease to be an SEC reporting company, the Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.



     6. With respect to the $3.35 per share Reverse Split, the Company did not consider any independent proposals, reports or opinions.


     For a more detailed description of the disadvantages of the proposed Reverse Split, see the Sections entitled "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split", and "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split, Recommendation of the Board of Directors, and Conduct of the Company's Business After the Proposed Reverse Split."

     Vote Required

     In order for the Reverse Split to become effective, a majority of the shareholders must vote in favor of the Reverse Split.

     Board of Directors Recommendation

     A majority of the Board of Directors recommends voting "FOR" this Proposal.

2.   PROPOSAL - ELECTION OF DIRECTORS

     Proposal

     A Board of five (5) directors is to be elected at the Annual Meeting to serve until the next annual meeting. The nominees include: John Fife, David Fife, Lyle Hurd, Mark G. Jones and Stuart B. Peterson. For a description of the nominees, see the Section entitled "ELECTION OF DIRECTORS/Current Directors and Nominees For Director."

     Ms. Morgan is the only director who is not standing for re-election. Ms. Morgan was appointed pursuant to a certain settlement agreement, which was entered into to settle a shareholders derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr., et al., which was filed as Civil Number C-82-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action") (the "1993 Settlement Agreement"). The 1993 Settlement Agreement has been terminated by the 1996 Settlement Agreement. IMCC, a 50.5% shareholder of the Company, has informed the Company that it will not support the nomination of Ms. Jenny Morgan as director of the Company. Ms. Morgan is not nominated as a director of the Company.

     Vote Required

     Directors are elected by a plurality of votes cast at the Annual Meeting. Unless otherwise specified, all properly executed proxies received by the Company will be voted for the election of Messrs. John Fife, David Fife, Lyle Hurd, Mark G. Jones and Stuart B. Peterson.

     Board of Directors Recommendation

     A majority of the Board of Directors recommends voting "FOR" the nominees.

3.   PROPOSAL - BY-LAWS AMENDMENT

     Proposal

     Amend Article II, section 1 of the Company's By-laws to provide for an annual meeting date to be held on the third Monday in July of each year, beginning with the year 1997.

     Directors of the Company were appointed pursuant to the 1993 Settlement Agreement. The 1993 Settlement Agreement was terminated by the 1996 Settlement Agreement. Among other things, the 1996 Settlement Agreement provided that the parties to that agreement will take all actions necessary to maintain Mark G. Jones as a director of the Company for a period of one year from the date of closing of the Stock Purchase Agreement between IMCC and the Company, or July
3, 1997. The Company plans to hold an annual meeting to provide for the election of a director to fill Mr. Jones' seat. IMCC, a 50.5% shareholder of the Company, has informed the Company that it will not support the nomination of Mark G. Jones as a director at the next annual meeting of the Company.

     Vote Required

     The by-laws of the Company may be amended by the Board of Directors at any regular or special meeting of the Board of Directors. Unless otherwise specified, all properly executed proxies received by the Company will be voted in favor of the By-laws Amendment.

     Board of Directors Recommendation

     A majority of the Board of Directors recommends voting "FOR" the By-laws Amendment.

4.   PROPOSAL - MARK TECHNOLOGIES CORPORATION PROPOSALS

     (a)     Proposal - Legal Affairs Committee

     This proposal proposes the appointment of a special shareholders' Legal Affairs Committee, the sole purpose of which is to select and engage new general counsel for the Company, make a binding determination regarding the settlement, continued prosecution or other disposition of pending litigation to which the Company is a party and to make binding determinations regarding counsel selection in the future and future litigation in which the Company may be a party. For a more detailed description of this proposal, see the Section entitled "MARK TECHNOLOGIES CORPORATION PROPOSALS/Special Shareholders' Legal Affairs Committee."

     The Utah Business Corporation Act provides, in part, that one of the powers of the corporation is, "to sue and be sued, complain and defend in its corporate name," see Section 16-10a-302 General Powers/Utah Business Corporation Act. the Utah Business Corporation Act also provides, in part, that all corporate powers shall be exercised "by or under authority of, and the business and affairs of the corporation managed under the direction of its board of directors," see Section 16-10a-801(2) of the Utah Business Corporation Act. In order for the Company's Board of Directors to carry out its obligations under the Utah Business Corporation Act, it must make decisions as to whether to pursue litigation and if so, in what manner. These decisions would include, among other things, the decision as to who would represent the Company and the course of the litigation. These Utah Business Corporation Act provisions firmly place these litigation-based decisions and obligations within the Board's responsibility and consequently they may not be delegated to the Company's shareholders. On this basis, a majority of the Board does not recommend approval of this proposal. IMCC, the Company's majority shareholder, has indicated it will not vote in favor of this proposal.

        Vote Required

        This proposal requires the affirmative vote by the holders of a majority of the Common Stock of the Company. IMCC the Company's majority shareholder, has indicated it will not vote in favor of this proposal. Unless otherwise specified all properly executed proxies received by the Company will be voted against this proposal.

        Board of Directors Recommendation

        A majority of the Board of Directors recommends voting "AGAINST" the proposal to establish a Legal Affairs Committee.

        (b)     Proposal - Tender Offer.

        This proposal proposes that the Company offer to purchase from certain of its shareholders, at a purchase price of $4.00 per share, shares of the Company's Common Stock where acceptance of the Company's offer shall be voluntary and the offer shall not be designed to require acceptance by any shareholder.


        The Company was immersed in protracted and costly litigation, which culminated in the execution of a 1996 Settlement Agreement. The parties to the 1996 Settlement Agreement, including Mark G. Jones and Mark Technologies Corporation, agreed to effect a $3.35 per share reverse stock split. The Court in the Second State Action held that the 1996 Settlement Agreement was substantively and procedurally fair. This proposal is inconsistent with and contrary to the contractually required $3.35 per share reverse stock split price. Furthermore, a majority of the Board of Directors believes that a $4.00 per share tender offer would force the Company to liquidate in order to meet its obligations pursuant to such tender offer. Two members of the Board of Directors, Jenny Morgan and Mark G. Jones, believe that to be untrue and that the Company, which has no debt, would be able to fund the $4.00 tender offer through bank loans, venture capitalists or private sources without incurring a high debt to equity ratio.


        Vote Required

        This proposal requires an affirmative vote by the holders of a majority of the Common Stock of the Company. IMCC, the Company's majority shareholder, has indicated it will not vote in favor of this proposal. Unless otherwise specified, all properly executed proxies received by the Company will be voted against this proposal.

        Board of Directors Recommendation

        A majority of the Board of Directors recommends voting "AGAINST" this $4.00 tender offer proposal.

        (c)     Proposal - Fiduciary Duty Committee

        This proposal proposes the appointment of a special shareholders' Fiduciary Duty Committee, the sole purpose of which shall be to make a binding determination, upon consultation with the Company's new general counsel, regarding the activities of the Company's Board of Directors, Officers and counsel to consider whether actions, complaints or other redress, if any, should be taken by the Company against such individuals.

        Vote Required

        This proposal requires an affirmative vote by the holders of a majority of the Common Stock of the Company. IMCC, the Company's majority shareholder, has indicated it will not vote in favor of this proposal. Unless otherwise specified, all properly executed proxies received by the Company will be voted against this proposal.

        Board of Directors Recommendation

        A majority of the Board of Directors recommends voting "AGAINST" the proposal to establish a Fiduciary Duty Committee.

        The proposals require the affirmative vote by the holders of a majority of the Common Stock of the Company. Proxies marked "abstain" and broker non-votes will be considered present at the meeting for quorum purposes, but will not be counted for the purpose of determining the number of votes cast with respect to any matter. However, abstentions and broker non-votes will have the effect of a "no" vote if the vote required is a majority of the shares outstanding and entitled to be voted. Notwithstanding anything to the contrary contained herein, the directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy at the meeting. The Company's By-laws provide that there is no right of cumulative voting in the election of directors.

     Jenny Morgan, a director of the Company, opposes the proposals to amend the Company's Articles of Incorporation to effect a reverse split of the Company's Common Stock, as more fully described herein, and to amend the by-laws of the Company. Jenny Morgan and Mark G. Jones, support the Mark Technologies Corporation proposals. Inter-Mountain Capital Corporation ("IMCC"), the holder of 50.5% of the Company's Common Stock, will vote in favor of the proposal (i) to amend the Company's Articles of Incorporation to effect a reverse split of the Company's Common Stock as discussed above; and (ii) to amend the by-laws of the Company. IMCC opposes and will vote against the proposals made by Mark Technologies Corporation. When Proxies are returned properly executed, the shares represented thereby will be voted by the persons named in the Proxy in accordance with the shareholder's directions. Shareholders are urged to specify their choices by marking the enclosed Proxy; if no choice has been specified, the shares will be voted "for" the proposals set forth as items 1-3 and "against" items 4(a)-(c), in the Notice of Annual Meeting and further described in this Proxy Statement. The Company encourages the personal attendance of its shareholders at the Annual Meeting. Execution of the accompanying Proxy may be revoked at any time before it is voted. Revocation may be effected by (i) a subsequently dated Proxy, (ii) written notice to the Company at its principal offices at 297 West Hilton Drive, Suite #4, St.
George, Utah 84770, Attention: Gerry Brown, or (iii) by attending the Annual Meeting and voting your shares in person. No such notice of revocation of Proxy or later dated Proxy shall be effective, however, until and unless such notice or subsequent Proxy has been received by the secretary of the Company at or prior to the Annual Meeting. A revocation will not affect a vote on any matters taken prior to the receipt of such revocation. Your attendance at the Annual Meeting will not of itself revoke a Proxy.


     The Board of Directors of the Company has fixed ____________________, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and vote at the Annual Meeting. At the close of business on the Record Date, 2,522,808 shares of the Company's common stock, par value $.10 per share (the "Common Stock") were issued and outstanding, and are, therefore, entitled to vote at the Annual Meeting. Such shares are held by approximately 558 shareholders of record. Approximately 479 shareholders hold less than 1,000 shares of the Company's Common Stock. Common Stock constitutes the only class of voting securities entitled to vote at the Annual Meeting. Holders of record of Common Stock on the Record Date are entitled to one vote per share, exercisable by Proxy or at the Annual Meeting.

     The Company is a Utah corporation and directly owns approximately 408 acres of undeveloped land in St. George, Utah, approximately 362 acres of which are developable, on which it conducts its real property development business, primarily through its wholly owned subsidiary, Tonaquint, Inc. ("Tonaquint"). The principal executive offices of the Company are located at 297 West Hilton Drive, Suite #4, St. George, Utah 84770; the Company's telephone number at such office is (801) 628-8080.


                             PROPOSED REVERSE SPLIT

SUMMARY OF THE PROPOSED REVERSE SPLIT


     The Company was organized in Utah in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. On July 3, 1996, the Company consummated a transaction with Inter-Mountain Capital Corporation ("IMCC"), whereby common stock representing 50.5% of the outstanding stock of the Company was transferred to IMCC for $3.35 per share, payable in accordance with the terms of the Stock Purchase Agreement by and between the Company and IMCC (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was the product of the consummation of a Letter of Intent dated April 5, 1996, as amended (the "Letter of Intent"), the Stock Purchase Agreement, a settlement agreement by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, Jr. and E. Jay Sheen (the "Morgan Settlement Agreement") and a second settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation. Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") (the Letter of Intent, the Stock Purchase Agreement, the 1996 Settlement Agreement and the Morgan Settlement Agreement together are the "Transaction Agreements"). On the basis that: (i) the Company is contractually required to cause a reverse stock split to occur pursuant to the terms of the Transaction Agreements: (ii) the belief of a majority of the Board of Directors that the cost of being a "reporting company" is not economically justified as the Company's Common
Stock is thinly traded; and (iii) the Company does not presently anticipate raising capital through a public offering, the Board of Directors is presenting this transaction for a vote of the shareholders.

     A majority of the Board of Directors has adopted a resolution which sets forth a single proposal to amend (the "Amendment") the Articles of Incorporation (the "Articles of Incorporation") of the Company to (i) effect a reverse stock split (the "Reverse Split") of the Company's outstanding Common Stock as of _______ p.m., M.D.S.T., on ______________, 1997 (the "Effective
Date") on the basis that each 1,000 shares of Common Stock then outstanding will be converted into one share of common $100.00 par value stock of the Company (the "New Stock"), with fractional shareholders given the option to (A) receive cash in the amount of $3.35 per share of Common Stock in lieu of fractional shares of stock, or (B) purchase from the Company at a purchase price of $3.35 per share of Common Stock that portion of fractional shares of Common Stock needed to increase their share holdings to the next one whole share of New Stock; each shareholder holding less than one whole share of New Stock as of the Effective Date shall be eliminated as a shareholder by receiving $3.35 per share in cash in lieu of such fractional shares of stock.

     The Company believes the Reverse Split, if effected, may cause the following disadvantages and risks to the Company and its shareholders:

          1. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.

          2. There may be a loss of prestige that being a reporting company provides.

          3. The potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's stock).

          4. There may be decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the Company's stock.

          5. When the Reverse Split is effected and the Company elects to cease to be an SEC reporting company, the Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.

          6. With respect to the $3.35 per share Reverse Split, the Company did not consider any independent proposals, reports or opinions.

     For a more detailed description of the disadvantages of the proposed Reverse Split, see the Section entitled "PROCEDURAL MATTERS," "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split, Recommendation of the Board of Directors, and Conduct of the Company's Business After the Proposed Reverse Split."

     The Company believes the Reverse Split, if effected will provide the following advantages to the Company;

          1. The Company is contractually obligated to cause the Reverse Split. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common
              Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreements, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the history of the contractual obligation, see the Sections entitled "PROCEDURAL MATTERS," "SPECIAL FACTORS/ Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors.

          2. A majority of the Board of Directors believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the $3.35 per share because:

              (a) IMCC paid $3.35 per share with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996:

              (b) The Company redeemed on July 3, 1996 Anne Morgan and Victoria Morgan's shares for $3.35, pursuant to the Settlement Agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"). The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable;
                    (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. For a more detailed description of the litigation which led to the 1996 Settlement Agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the contractual obligation for the $3.35 per share Reverse Split price, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split";

              (c) The market price of the Company's Common Stock for the fourth quarter of 1996 was $.875, which is far below the $3.35 per share purchase price being offered by the
                    Company:

              (d) The Reverse Split provides fractional shareholders with the opportunity to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earning potential; and

              (e) The Reverse Split provides fractional shareholders who wish to continue to be shareholders of the Company the option to elect to exercise the round-up option at a purchase price of $3.35 per share.

     3. The Company will realize cost savings in its cessation as a reporting company under the Exchange Act.

     For a more detailed description of the proposed Reverse Split and its advantages see the Sections entitled "PROCEDURAL MATTERS", "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors."

     Subsequent to the Reverse Split and after compliance with all applicable federal and state securities and state corporate laws, the Company will permit any Common Stock redeemed through the Reverse Split (the "Returned Shares") to be acquired by the remaining shareholders of the Company, other than IMCC or its affiliates in 1,000 share increments (the "Returned Share Option"), at a purchase price equal to the pre- Reverse Split price of $3.35 per share (the "Returned Share Purchase Price"). Pursuant to the Stock Purchase Agreement, IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company. Only those shares for which the Company has received a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that for each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Record Date less those shares held by IMCC), but in no circumstances in less than 1,000 share blocks. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to



                                       x
                                    -------
                                    (y - z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and

"z" equals the number of issued shares of New Stock Shares owned by IMCC.
ive percent (25%) of the Returned Share Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Share Note"). Subject to applicable Internal Revenue Service rules, the Returned Share Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Share Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Share Note. Returned Shares, as converted into New Stock, purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Share Note.


         The Reverse Split would be effected by the filing of the Amendment with the Utah Division of Corporations and Commercial Code and the occurrence of the Effective Date. The form of the Amendment is set forth in full on Exhibit A to this Proxy Statement. The Reverse Split will increase and decrease, respectively, the existing par value per share of the Company's stock and the total shares outstanding of such stock.


     The effect of the Reverse Split on the holders of Common Stock will be as follows:


         1. Fractional Shareholders who DO NOT elect to "round up" their holdings at least ten days prior to the Effective Date will have their fractional shares automatically converted into the right to receive cash in lieu of the fractional shares of New Stock otherwise issuable to such holder in the amount set forth herein. Shareholders who hold fewer than 1,000 shares of Common Stock who do not elect to "round up" their holdings at least ten days prior to the Effective Date will on the Effective Date be eliminated as shareholders of the Company. (See "PROSPOSED REVERSE SPLIT/Option to Round Up Stock Holdings and Cash Payment in Lieu of Fractional Shares").



         2. Fractional Shareholders who DO elect to "round up" their holdings to aggregate one whole share of New Stock at least ten days prior to the Effective Date will, on the Effective Date, have their (then) whole shares of Common Stock automatically converted into shares of New Stock. (See "PROPOSED REVERSE SPLIT/Option to Round Up Stock Holdings").


         3. Holders of record of 1,000 or more shares of Common Stock on the _________ __, 1997 (the "Record Date") will have their shares automatically converted after the Reverse Split into the number of whole and fractional shares of New Stock equal to the number of shares of Common Stock outstanding and held by them immediately prior to the Effective Date divided by 1,000. Such shareholders may also elect no later than ten days prior to the Effective Date to have their fractional shares of Common Stock "rounded up" to aggregate one whole share of New Stock. (See "PROPOSED REVERSE SPLIT/Option to Round Up Stock Holdings and Cash Payment in Lieu of Fractional Shares").


OPTION TO ROUND UP STOCK HOLDINGS


     The Board of Directors of the Company determined that it would be appropriate to give each existing shareholder of the Company the opportunity to remain as a shareholder of the Company. Without this opportunity, all holders of less than 1,000 shares of Common Stock (the "Small-Lot Shareholders") would, as a result of the Reverse Split, receive cash in exchange for their shares of Common Stock and would cease to be shareholders of the Company. To allow any Small-Lot Shareholder to avoid that result, the Company is offering Small-Lot Shareholders and fractional shareholders the option to "round up" their holdings of shares of stock in the Company to aggregate one whole share of New Stock after completion of the Reverse Split by purchasing additional fractional shares of Common Stock in full and in cash (at $3.35 per share, which price is equivalent to the per share price the Company will pay to shareholders electing to "cash out" their fractional share holdings) necessary to round-up to aggregate one whole share of New Stock.



     A Small-Lot Shareholder and fractional shareholder will, as a result of the Reverse Split, have such fractional shares automatically converted into the right to receive ONLY cash (the "Cash Consideration") IF THE SMALL-LOT SHAREHOLDER OR FRACTIONAL SHAREHOLDER DOES NOT TIMELY EXERCISE THE FOLLOWING OPTION TO ROUND UP THE SMALL-LOT SHAREHOLDER'S OR FRACTIONAL SHAREHOLDER'S HOLDINGS OF STOCK OF THE COMPANY. In order to round up (and forego the Cash Consideration), within 30 days after the Effective Date each Small-Lot Shareholder and fractional shareholder must elect to round up by paying $3.35 in full and in cash for each 1/1000th share needed to round up the Small-Lot Shareholder's holdings and the fractional shareholder's holdings to equal an aggregate of one whole share of New Stock (the "Round Up Option"). In other words, a holder of less than 1,000 shares or any increment thereof of Common Stock before the Reverse Split would be required to purchase in full and in cash the fractional shares of Common Stock needed to increase his or her holdings to the equivalent of 1,000 shares or the next increment of 1,000 shares of Common Stock before the Reverse Split. The amount of cash required to "round up" will be equal to the product of 1,000 minus the number of shares initially owned or that number of shares in excess of a multiple of 1,000 shares multiplied by $3.35 (For example, if a shareholder currently owns 500, 1,500, or 2,500 shares, the cost to "round up" would be $1,675 (500 x $3.35 = $1,675)). A Small-Lot Shareholder or fractional shareholder desiring to take advantage of the Round Up Option must exercise the Round Up Option within 30 days after the Effective Date. (See "SPECIAL FACTORS/Exercise of Round Up Option and Exchange of Stock Certificates"). After expiration of such 30 day period, each Small-Lot Shareholder who has not exercised the Round Up Option will be eliminated as a shareholder of the Company and shall only be entitled to receive the Cash Consideration. After expiration of such 30-day period, each fractional shareholder who has not exercised the Round Up Option shall remain as a shareholder of the Company and shall be entitled to receive Cash Consideration for such fractional shares.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

     In lieu of issuing fractional shares of Common Stock resulting from the Reverse Split, the Company will pay Cash Consideration to Small-Lot Shareholders and fractional shareholders who fail to timely exercise the Round Up Option based upon a value per outstanding share of Common Stock immediately prior to the Effective Date of $3.35 per share. (For a discussion of the fairness of the price of $3.35 per share for the Common Stock, see "SPECIAL FACTORS/Recommendation of the Board of Directors").

     In the event the Reverse Split is adopted, shareholders will receive a letter of transmittal regarding surrender of certificates formerly representing Common Stock of the Company for certificates evidencing shares of New Stock, cash in lieu of fractional shares and exercise of the Round Up Option. (See "PROPOSED REVERSE SPLIT/Exercise of Round Up Option and Exchange of Stock Certificates").

MARKET PRICE


     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will pay cash to certain shareholders based upon a value per outstanding share of Common Stock held immediately prior to the Effective Date of $3.35 per share. The Company's Common Stock is listed on the National Association of Securities Dealers bulletin board system and is traded in the over-the-counter securities through the Automated Quotation System, under the NASDAQ symbol "UTRS." The following table sets forth the quarterly high and low bid prices for 1995 and the closing bid prices for 1996 and thereafter for the Company's Common Stock during the last two fiscal years, and the first quarter of 1997 as reported by National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not represent actual transactions and have not been adjusted for stock dividends or splits.

                     1997             1996              1995
                     ----             ----              ----
Period           High     Low     High     Low     High     Low
------           ----     ---     ----     ---     ----     ---
First Quarter    .875     .875    $1.00    $.625   $4.00    $1.25
Second Quarter    N/A      N/A    $1.50    $.75    $2.00    $1.00
Third Quarter     N/A      N/A    $1.00    $.875   $1.75    $1.00
Fourth Quarter    N/A      N/A    $.875    $.875   $1.00    $ .50


     Except for certain transactions including: (i) the Split-Off Agreement by and between MidWest Railroad Construction and Maintenance Corporation ("Midwest") and the Company (the "Split-Off Agreement"), wherein the Company returned its Midwest shares to Robert D. Wolff and Judith J. Wolff (together the "Wolffs") in exchange for the 590,000 shares of the Company's stock held by the Wolffs, (ii) the 1996 Settlement Agreement, by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), wherein the Company redeemed 22,950 shares of Anne Morgan's URI stock and 17,602 shares of Victoria Morgan's URI stock, in cash, at $3.35 per share, and (iii) the conclusion of the exchange of 10.6 acres of land and 34,150 shares of C.E.C. Industries Corporation stock for 103,488 shares of the Company's stock; the Company has made no repurchases of its stock during the Company's second full fiscal year preceding this Proxy Statement. (See "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"). The Company did declare a $.10 cash dividend which was paid January 26, 1995, to shareholders of record January 12, 1995. A decision to pay dividends in the future will depend upon the Company's profitability, need for liquidity and other financial considerations. There are approximately 558 shareholders of the 2,522,808 outstanding shares of the Company's Common Stock. Approximately 479 shareholders hold less than
1,000 shares of the Company's Common Stock.


        With respect to the Reverse Split, in the event all of the fractional shareholders elect to round up to the next whole share, then a maximum of 429,192 shares would be issued, which figure does not include the shares of the Company's Common Stock held by brokerage firms or other third party nominees. With respect to the mechanism whereby the shareholders may purchase the returned shares, if the Company redeems all of the fractional shares in the Reverse Split, then a maximum of 103,808 shares would be available for the pool, which figure does not include the shares held by brokerage firms or other third party nominees.


AMENDMENT TO ARTICLES OF INCORPORATION


     Assuming approval of the Reverse Split by the shareholders at the Annual Meeting, the Amendment to the Articles of Incorporation in the form of Exhibit A attached hereto will be filed with the Utah Division of Corporations and Commercial Code and will become effective on the Effective Date thereof. Under the Amendment, without any further action on the part of the shareholders, shares of issued and outstanding Common Stock immediately prior to the Effective Date, will be converted into the right to receive the number of shares of New Stock equal to the number of shares of Common Stock held of record by a shareholder, divided by 1,000 or, in the case of Small-Lot Shareholders and shareholders of fractional shares who do not exercise the Round Up Option on or before 30 days following the Effective Date, the right to receive the Cash Consideration, for such fractional shares as of 6:00 a.m., M.D.S.T. on the Effective Date.

         The Amendment will, by its terms, decrease the number of shares of the Company's authorized Common Stock from 5,000,000 shares at $.10 par value per share to 5,000 shares of $100.00 par value per share to effectuate the Reverse Split.


EXERCISE OF ROUND UP OPTION AND EXCHANGE OF STOCK CERTIFICATES


         After the approval of the Reverse Split, each shareholder will be mailed a notice of filing ("Notice of Filing") and a letter of transmittal ("Letter of Transmittal"). The Notice of Filing will indicate that the Amendment was filed and the Effective Date thereof. The Letter of Transmittal, and instructions relating thereto, will set forth the procedures by which shareholders will (i) if such shareholder is a Small-Lot Shareholder or a fractional shareholder, elect to exercise the Round Up Option (or forego the Round Up Option and elect to receive only the Cash Consideration of a Small-Lot Shareholder or fractional shareholder for such shares in excess of multiples of 1,000 shares), and (ii) tender their Common Stock stock certificates in exchange for the Cash Consideration or New Stock stock certificates (and, if applicable, cash in lieu of fractional shares). A shareholder will be able to receive his New Stock and/or cash only by transmitting to the Company (A) a properly executed and completed Letter of Transmittal, (B) stock certificate(s) for Common Stock and such evidence of ownership of such shares as the Company may require, and (C) cash payment necessary for exercise of a Small-Lot Shareholder's or fractional shareholder's Round Up Option, if applicable. Payments of cash by the Company to the shareholders will be made only upon delivery of the relevant items which will be more specifically described in the Letter of Transmittal sent to each shareholder after approval of the Reverse Split. Similarly, shareholders who will remain such after the Effective Date will not receive certificates for New Stock unless and until the certificates representing their Common Stock are surrendered or such evidence of ownership of such shares as the Company may require is provided.


         THE NOTICE OF FILING AND THE LETTER OF TRANSMITTAL WILL BE TRANSMITTED BY THE COMPANY TO SHAREHOLDERS ON OR AFTER THE EFFECTIVE DATE. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES OR PAYMENT FOR ADDITIONAL SHARES UNTIL THE NOTICE OF FILING AND LETTER OF TRANSMITTAL ARE RECEIVED AND SHOULD SURRENDER THEIR CERTIFICATES AND, IF APPLICABLE, PAYMENT FOR EXERCISE OF THE ROUND UP OPTION ONLY WITH SUCH LETTER OF TRANSMITTAL.

         There will be no direct service charges or sales commissions payable by the remaining shareholders in connection with the exchange of their certificates or by holders of fractional shares in connection with the payment of cash in lieu of the issuance of fractional Common Stock or fractional New Stock. These costs will be borne by the Company.

VOTING REQUIREMENTS


        Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of and vote at the Annual Meeting. On the Record Date there were approximately 2,522,808 shares of Common Stock outstanding. Each such share will be entitled to one vote on each matter considered at the Annual Meeting. Under Utah law the affirmative vote of a majority of all shares of Common Stock entitled to vote thereon is required to approve the Reverse Split. By virtue of a Board of Directors' resolution, the Board has agreed to make dissenter's rights available, as more fully described in Part 13 to the Utah Business Corporation Act, to those shareholders who: (i) possess fractional shares which are eligible to be purchased by the Company pursuant to the Reverse Split, (ii) do not approve the Reverse Split and believe that such fractional shares being purchased by the Company pursuant to the Reverse Split have a value in excess of $3.35 per share, and (iii) follow the guidelines outlined in Part 13 to the Utah Business Corporation Act. At the Record Date, the Company's executive officers, directors, and affiliates in the aggregate held with the power to vote approximately 1,613,745 shares of Common Stock, constituting approximately 64% of the shares of Common Stock entitled to vote at the Annual Meeting see the Section entitled "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF." IMCC, the holder of 50.5% of the shares of Common Stock, will vote in favor of the Reverse Split.


         The cost of soliciting Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by the directors, officers, and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise.

DISSENTERS' RIGHTS


        Assuming that the Reverse Split is approved by the shareholders, by virtue of the Board of Directors passing a resolution to the effect, the Board has agreed to make dissenter's rights available, as more fully described in
Part 13 to the Utah Business Corporation Act (the "Utah Business Act"), to those shareholders who: (i) possess fractional shares which are eligible to be purchased by the Company pursuant to the Reverse Split, (ii) do not approve the Reverse Split and believe that such fractional shares being purchased by the Company pursuant to the Reverse Split have a value in excess of $3.35 per share, and (iii) follow the guidelines outlined in Part 13 to the Utah Business Act. Any holders of less than 1,000 shares or any increment thereof of Common Stock who is a shareholder of the Company as of the Record Date and does not assent to the Reverse Split and believes that his or her shares have a value greater than $3.35 per share will have the right upon compliance with specific procedures, to demand from the Company payment of the fair value of such shareholder's fractional shares. A majority of the Board of Directors believes that $3.35 per share is the fair value of the shares of the Company. For a detailed discussion of the fairness of the $3.35 per share purchase price, see the Secton entitled "SPECIAL FACTORS/Recommendation of the Board of Directors."


         Assuming that the Reverse Split is approved by the shareholders, a holder of less than 1,000 shares or any increment thereof of Common Stock who objects to the Reverse Split and who believes that such fractional shares being purchased by the Company pursuant to the Reverse Split have a value in excess of $3.35 per share, will have appraisal rights, only for those fractional shares, if he or she complies with all of the provisions of Part 13 of the Utah Business Act. Shareholders who follow the procedures ("Dissenting Shareholders") may receive a cash payment equal to the fair value of their shares (to the extent such fair value exceeds $3.35 per share), determined exclusive of any element of value arising from accomplishment or expectation of the Reverse Split. In order for a Dissenting Shareholder to pursue a fair value cash payment for such fractional shares, the Reverse Split must be approved and the Dissenting Shareholder (a) must cause the Company to receive, 10 days before the Annual Meeting date, written notice of his/her/its intent to demand payment for shares if the proposed action is effected; (b) must not vote any of his/her/its shares in favor of the proposed action; (c) must have been a shareholder with respect to the Common Stock for which payment is demanded as of the Annual Meeting date;
(d) must cause the Company to receive a payment demand within (a time to be set by the President, but no fewer than 30 and no more than 70 days following the
shareholders receipt of the dissenter's notice)    days following the receipt by
the shareholders of the dissenter's notice from the Company; (e) must deposit certificates for his/her/its certificated shares within (a time to be set by the President, but no fewer than 30 and no more than 70 days following the
shareholders receipt of the dissenter's notice)    days following the receipt by
the shareholders of the dissenter's notice from the Company; (f) must certify in writing, in or with the payment demand, whether or not he/she/it or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters rights; and (g) otherwise follow the procedures as set forth in Part 13 of the Utah Business Act, which is reproduced in full as Exhibit B to this Proxy Statement. A shareholder who does not demand payment and deposit share certificates as required is not entitled to payment for shares. This outline is intended to act as a brief description of what procedures shareholders must follow in order to be entitled to receive dissenters' rights. A return of an executed proxy card without any specification as to the way the shares are to be voted will be treated as a vote in favor of the Reverse Split and will constitute a waiver of his/her/its demand rights under Part 13 of the Utah Business Act. Furthermore, a proxy card with a vote against the Reverse Split, alone, will not serve as a written demand for payment. Written demands must be filed with Bekky LeVanger, Utah Resources International, Inc., 297 West Hilton Drive, Suite #4, St. George, Utah 84770 no later than 10 days prior to the Annual Meeting date. The written demand must reasonably inform the Company of the shareholder's identity and of the intention to demand payment of his/her/its shares thereby. Within 10 days after the Effective Date of the Reverse Split, the Company is required to give notice that the Reverse Split has become effective to shareholders who have made written demands.
Shareholders who hold more than 1,000 shares of Common Stock may exercise appraisal rights for only the fractional shares held by such shareholder. For example, if a shareholder owns 1,500 shares of Common Stock, such shareholder may only exercise his/her/its appraisal rights with respect to 500 shares of Common Stock. Such shareholder's remaining 1,000 shares of Common Stock will be converted into 1 share of New Stock.

         If a demand for payment remains unresolved, the Company shall commence a proceeding within 60 days after receiving a payment demand from a dissatisfied shareholder as provided under Section 16-10a-1328 of the Utah
Business Act, in the district court of          county,  and petition the court
to determine the fair value of the shares and the amount of interest.

         The shares of any Dissenting Shareholder who subsequently withdraws or loses these rights of appraisal with respect to the fractional shares will be converted into cash pursuant to the terms of the Reverse Split on the same basis as if they had made no demands for payment.

         A shareholder's failure to vote on the Reverse Split will constitute a waiver of his/her/its demand rights under Part 13 of the Utah Business Act. A vote against the Reverse Split will not satisfy the requirements with respect to a written demand for payment referred to above or the other actions specified in Part 13 of the Utah Business Act to perfect such payment rights, and such written demand for payment must be in addition to and separate from any proxy or vote against the Reverse Split.


         Only holders of record of less than 1,000 shares or any increment thereof of Common Stock are entitled to demand rights for those fractional shares as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of less than 1,000 shares or any increment thereof and who wish to exercise payment rights with respect to these fractional shares and the Reverse Split should consult promptly with the record holders of their shares as to the exercise of such rights.

         The foregoing does not purport to be a complete statement of the provisions of Part 13 of the Utah Business Act and is qualified in its entirety by reference to that Part, which is reproduced in full as Exhibit B to this Proxy Statement.


Exchange of Stock Certificates for Cash

         No later than 10 days after the Effective Date of the proposed Reverse Split, each of the shareholders of the Company entitled to demand payment for their shares shall be sent a written dissenters' notice for use in his/her/its use in surrendering the fractional stock certificates to the Company, c/o Bekky LeVanger, Utah Resources International, Inc., 297 West Hilton Drive, Suite #4, St. George, Utah 84770. Upon such surrender, each holder will be entitled to receive $3.35 in cash for each share represented by the surrendered certificates. Until so surrendered, each outstanding certificate, which prior to the Effective Date of the proposed Reverse Split shall be deemed for all purposes to represent only the right $3.35 in cash per share.

         After the Effective Date of the Reverse Split, payment for the Company's fractional shares will be made by the Company as soon as practicable upon surrender to it of certificates representing such fractional shares.

REGULATORY REQUIREMENTS

     The Company has concluded that the Reverse Split will not require the approval of any government agency.

PURCHASE OF RETURNED SHARES


        Subsequent to the Reverse Split and upon compliance with all applicable federal and state securities and state corporate laws, the Company will permit any Common Stock redeemed through the Reverse Split (the "Returned Shares") to be acquired by the remaining shareholders of the Company, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price per share equal to the pre-Reverse Split share price of $3.35 per share (the "Returned Share Purchase Price"). Only those shares for which the Company has received a fully and properly executed Letter of Transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each shareholder purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Share Option is over- subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Record Date less those shares held by IMCC) but in no circumstances in less than 1,000 share blocks. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to:


                                       x
                                    -------
                                    (y - z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of issued shares of New Stock owned by IMCC. Twenty-Five percent (25%) of the Returned Share Purchase Price shall be payable immediately in cash upon exercise of the Returned Share Option with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Share Note"). Subject to applicable Internal Revenue Service rules, the Returned Share Note will bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Share Note will be secured by a pledge of the Returned Shares purchased as converted into share(s) of New Stock pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Share Note. Returned Shares, as converted into New Stock purchased by an exercising shareholder, shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company, for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Share Note.

                                SPECIAL FACTORS

EFFECT OF THE PROPOSED REVERSE SPLIT


     The Board of Directors has requested that the shareholders consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value
per share stock (the "Common Stock"), as of         p.m., M.D.S.T., on         ,
1997 on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a price of $3.35 per share) being paid in cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"). As a result of the Reverse Split, the Company is expected to become a non-SEC reporting Company. See the Section entitled "SPECIAL FACTORS/Conduct of the Company's Business After the Proposed Reverse Split."

     Disadvantages and Risks

     The disadvantages and risks to the Company and its shareholders associated with the Company effecting the Reverse Split are as follows:

          1. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.

          2. There may be a loss of prestige that being a reporting company provides.

          3. The potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's stock).

          4. There may be decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the corporation's stock.

          5. When the Reverse Split is effected and the Company elects to cease to be an SEC reporting company, the Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.



          6. With respect to the $3.35 per share Reverse Split, the Company did not consider any independent proposals, reports or opinions.

     For a more detailed description of the disadvantages of the proposed Reverse Split, see the Sections entitled "PROCEDURAL MATTERS," "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split", and "SPECIAL FACTORS/Reasons for the Proposed Reverse Split, Recommendation of the Board of Directors, and Conduct of the Company's Business After the Proposed Reverse Split."

     Advantages

     The advantages of the Company effecting the Reverse Split are as follows:

          1. The Company is contractually obligated to cause the Reverse Split. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the history of the contractual obligation, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split."

          2. A majority of the Board of Directors believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the $3.35 per share because:

                (a) IMCC paid $3.35 per share with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996;

                (b) The Company redeemed on July 3, 1996 Anne Morgan and Victoria Morgan's shares for $3.35 per share, pursuant to the Settlement Agreement by and among the Company,
                        R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"). The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen
                        J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. For a more detailed description of the litigation which led to the 1996 Settlement Agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the contractual obligation for the $3.35 per share Reverse Split price, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split,"

                (c) The market price of the Company's Common Stock for the fourth quarter of 1996 was $.875, which is far below the $3.35 per share purchase price being offered by the Company;

                (d) The Reverse Split provides fractional shareholders with the opportunity to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earning potential; and

                (e) The Reverse Split provides fractional shareholders who wish to continue to be shareholders of the Company to elect to exercise the round-up option at a purchase price of $3.35 per share.

          3. The Company will realize cost savings in its cessation as a reporting company under the Exchange Act.

     For a more detailed description of the proposed Reverse Split and its advantages see the Sections entitled "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split", and "SPECIAL FACTORS/Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors."

     The Reverse Split will be effected by means of the filing of the Amendment and the occurrence of the Effective Date. Both affiliated and non-affiliated shareholders will be given the option to either (a) round-up their fractional shares to the next whole share at a purchase price of $3.35 per share, or (b) have their fractional shares redeemed by the Company at a purchase price of $3.35 per share. Over the past ten years, the Company's shareholders have received only $.10 in dividends. Furthermore, the Company's stock is traded sporadically within a narrow range on the market. The Reverse Split and round up option provide the Company's shareholders with the option to either (1) exit the Company and receive fair value for their shares; or (2) continue their ownership in the Company with the hope of receiving a return on their investment in the future. Following the Effective Date, the Common Stock owned by each Small-Lot Shareholder who does not exercise the Round Up Option will represent solely the right to receive the Cash Consideration for such fractional shares. The interest of each such Small-Lot Shareholder in the Company will thereby be terminated, and such Small-Lot Shareholder will no longer have any right to vote as a shareholder and will no longer share in the assets or any future earnings of the Company. Each holder of 1,000 or more shares of Common Stock before the Reverse Split that does not exercise the Round Up Option will continue to be a shareholder of the Company with rights to vote as a shareholder and rights to share in the assets and any future earnings of the Company and will receive the Cash Consideration for such fractional shares.


     On the Effective Date, each shareholder of record who owns one or more whole shares of New Stock (including holders of 1,000 or more shares of Common Stock before the Reverse Split AND Small-Lot Shareholders who timely exercise the Round Up Option) will continue as a shareholder of the Company with respect to the share or shares of New Stock resulting from the Reverse Split.


     The Company has authorized capital stock of 5,000,000 shares of $.10 par value per share common stock. The number of shares of authorized common stock will, as a result of the Amendment, be decreased to 5,000 shares of $100.00 par value per share common stock. (See "PROPOSED REVERSE SPLIT/Amendment to Articles of Incorporation"). As of October 8, 1996, the number of issued and outstanding shares of Common Stock was 2,522,808. Based upon the Company's best estimates (assuming no Small-Lot Shareholders and no fractional shareholders exercise pre- split the Round Up Option and no shareholders elect to purchase the Returned Shares), the number of issued and outstanding shares of Common Stock will be reduced as a result of the Reverse Split from 2,522,808 to approximately 2,419,000, and the number of shareholders of record will be reduced from approximately 558 to approximately 79. There will be approximately 5,000 authorized, and 2,419 issued shares of New Stock following the Reverse Split.

     The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. Upon consummation of the Reverse Split, if the total number of shareholders is reduced to below 300, the Company will file a Form 15 with the Securities and Exchange Commission ("SEC") to deregister as a reporting company under the Exchange Act. Deregistration of the Company under the Exchange Act will significantly reduce the cost of legal and accounting services, in addition to the administrative burden of compliance with the filing and other requirements of registration under the Exchange Act. (See "SPECIAL FACTORS/Reasons for the Proposed Reverse Split").

BACKGROUND OF THE PROPOSED REVERSE SPLIT


     The Company was organized in Utah in 1966, as Utah Industrial Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the SEC. The Company directly owns approximately 408 acres of undeveloped land in St. George, Utah, approximately 362 acres of which are developable, on which it conducts its real property development business through its wholly owned subsidiary, Tonaquint, Inc.


     As a "reporting company," the Company and its "insiders" (generally defined to include the Company's directors, executive officers and 10% or more shareholders) have reported to the SEC (pursuant to the Exchange Act) since it became a public company. In general, under Section 12(g) of the Exchange Act, a corporation and its insiders are required to file certain periodic and annual reports with the SEC once the corporation acquires over 500 shareholders (and maintains over $10 million in assets). The Company currently files various periodic and annual reports with the SEC, as mandated by Section 12(g) of the Exchange Act, although in recent years some reports required to be filed by the Company have been filed late or not at all. The Company's periodic and annual filings include, but are not limited to, Form 10-KSB, Form 10- QSB, Form 8-K, Proxy Statement and Annual Reports to shareholders. In addition, the Company's insiders are also required to file certain periodic and annual reports with the SEC. The Company's insider reporting requirements include, but are not limited to, Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5 filings. Finally, the Company and its insiders may be subject to potential civil and criminal liability if actions on behalf of the Company were found to violate the provisions of the Exchange Act and the numerous regulations adopted thereunder.

     There are certain advantages to being a "reporting company" under the Exchange Act. The primary advantage is the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities. Furthermore, registration may provide greater prestige because of the "public" nature of the corporation. In addition, the valuation of shares of a corporation's stock may be made easier if there is active trading of such shares on an established securities exchange.


     Registration as a reporting company may also engender a more public market for a corporation's stock, due to active trading, thus providing increased liquidity for shareholders who desire to sell the corporation's stock. Finally, a corporation reporting to the SEC under the Exchange Act must provide detailed information to its shareholders concerning a corporation's principal shareholders, directors and executive officers, compensation paid a corporation's executives, audited financial statements and certain relationships in related transactions between a corporation's insiders and the corporation. Under certain circumstances, this could better enable a corporation's shareholders to assess the financial operations and policies of a corporation.


     On July 3, 1996, the Company consummated a transaction with IMCC, whereby Common Stock, representing 50.5% of the outstanding stock of the Company, was transferred to IMCC at a price of $3.35 per share and payable in accordance with the terms set forth in the

Stock Purchase Agreement by and between IMCC and the Company (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was made pursuant to the transactions contemplated by a Letter of Intent dated April 5, 1996, as amended, by and between IMCC and the Company, (the "Letter of Intent"), and a settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne
Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen L.L.C. (the "1996 Settlement Agreement"), a settlement agreement by and among the Company, John
H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement") (collectively, the "Transaction Agreements"). (See "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"). Among other things, pursuant to IMCC's Stock Purchase Agreement, IMCC agreed to cause the Company to effect the Reverse Split. In addition to the requirements of the IMCC Stock Purchase Agreement, the Company's senior management and its Board of Directors have assessed the advantages and disadvantages of the Company being a reporting company under the Exchange Act. Of the approximate 558 Shareholders, it was noted that approximately 479 Shareholders of record own fewer than 1,000 shares. In addition, senior management and a majority of the Board of Directors of the Company noted that there was little or no pubic market for the Company's Common Stock. Upon consummation of the Reverse Split, the Company will most likely be permitted to deregister as a reporting company under the Exchange Act. Deregistration will significantly reduce the cost of the Company's legal and accounting services by eliminating the requirements that the Company make periodic and annual filings with the SEC. Deregistration would also reduce or eliminate the potential exposure of the Company and its insiders for possible failure to comply with Exchange Act requirements. See "SPECIAL FACTORS/Reasons for the Proposed Reverse Split".

     In considering an ownership restructuring transaction, the Board of Directors also considered the possible detrimental effects of such a transaction. An ownership restructuring transaction might reduce the potential flexibility for current or future financing of the Company's expansion through the building of a more broad equity base. In addition, a public company reporting under the Exchange Act must provide detailed information to its shareholders concerning its principal shareholders, directors, and executive officers, compensation paid to its executives, audited financial statements and certain relationships and related transactions between the company's insiders and the company. Upon consummation of the proposed ownership restructuring transaction, the Company will cease reporting under the Exchange Act; and therefore, less financial and other information will be available to the shareholders with respect to the Company, and its officers, directors and principal shareholders. This might limit a shareholder's ability to assess the financial operations and policies of the Company. Notwithstanding such potential detrimental effects, a majority of the Board of Directors concluded that in light of the contractual requirements of the Transaction Agreements and the belief of a majority of the Board of Directors that continuing as a "reporting company" was too costly, a majority of the Board of Directors determined that an ownership restructuring, designed to deregister the Company, was the most appropriate course of action. See "SPECIAL
FACTORS/Recommendation of the Board of Directors".

     On January 22, 1997, a majority of the Board of Directors voted that a restructuring of the stock ownership be accomplished through a reverse stock split and approved the Reverse Split in the form discussed in this Proxy Statement and directed that a proposal for the Reverse Split be submitted to a vote of the shareholders. On January 22, 1997, the President (by authority of the Board of Directors) set the Record Date of the Annual Meeting as _________, and set ________, 1997 as the date of the Annual Meeting.


IMCC TRANSACTION AND SETTLEMENT AGREEMENTS


     Over the past nine years, the Company has been involved in various disputes and controversies involving its ownership, operation and management. A shareholders derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr., et al., was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), alleging among other things that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement was entered into in the First State Action on April 6, 1993 (the "1993 Settlement Agreement"), wherein, among other things, parties to the lawsuit agreed to the manner in which directors of the Company would be selected until such time as the 1993 Settlement Agreement was terminated. On or about July 21, 1995, attorneys for the Company on behalf of the Company filed an action against John H. Morgan, Jr. and Daisy R. Morgan, (John H. Morgan, Jr. and Daisy R. Morgan were shareholders and directors of the Company at this time), to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law that John H. Morgan, Jr. and Daisy R. Morgan had violated the 1993 Settlement Agreement. On October 4,
1995, the Honorable Michael R. Murphy ruled that John H. Morgan, Jr. and Daisy
R. Morgan had violated the 1993 Settlement Agreement and entered an order enforcing the 1993 Settlement Agreement (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr. and Daisy R. Morgan and others (the "Order to Show Cause").


     On or about June 13, 1995, pursuant to a Plan of Share Exchange Agreement dated as of February 16, 1995 by and among the Company, Midwest Railroad Construction and Maintenance Corporation of Wyoming, a Wyoming corporation ("Midwest"), Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"), the Company acquired all of the outstanding shares of Midwest from RD Wolff and JJ Wolff in exchange for 590,000 restricted shares of authorized but unissued shares of the Company. Pursuant to the Share Exchange Agreement, RD Wolff became the President of the Company. For a more detailed description of the Share Exchange Agreement, see Form 8-K filed July 20, 1995.
A shareholders derivative action captioned as Anne Morgan et al. v. R. Dee Erickson, et al., was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division (the "First Federal Action"), alleging among other things that the defendants had, among other things, violated proxy solicitation rules, violated disclosure rules under the Securities and Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the corporation and breached the duty of loyalty. The complaint sought among other things, the rescission of the Share Exchange Agreement. In April 1996, the Company, Midwest, RD Wolff and JJ Wolff entered into a Split-Off Agreement whereby, among other things, the Share Exchange Agreement was rescinded (the "Recision Agreement") and the shares of Midwest acquired by the Company were returned to RD Wolff and JJ Wolff.


        On April 5, 1996, the Company entered into a letter of intent ("Letter of Intent") with IMCC to sell a controlling interest in the Company to IMCC, at a purchase price equal to $3.35 per share. On May 17, 1996, a shareholders derivative suit captioned as Mark Technologies Corp. et al. v. Utah Resources International, Inc., et al., was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action"). Mark G. Jones, a director of the Company, is the controlling shareholder of Mark Technologies Corporation and a shareholder of the Company. The Second State Action included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent. On June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John
H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. In particular, the parties to the Morgan Settlement Agreement executed full mutual releases, thereby releasing the claims that they had asserted in the Order to Show Cause, the First State Action and the First Federal Action and a release of approximately $89,229.81 to John H. Morgan, Jr. previously collected from him pursuant to paragraph 8 of the Murphy Order and other amounts covered by the Order staying the execution of the Murphy Order to John H. Morgan, Jr. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), whereby the parties agreed, among other things, to dismiss the First Federal Action, the Order to Show Cause, the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement. On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. Among other things, the notice provided that the 1996 Settlement Agreement and the Morgan Settlement Agreement (together the "Settlement Agreements") were to be considered approved by the court on August 12, 1996, and that all objections to the Settlement Agreements had to be presented at that time. On August 9, 1996, shareholders Jenny T. Morgan, (who is also a director of the Company), Gerard E. Morgan, John C. Morgan and Karen
J. Morgan (together the "Objectors") filed an objection to the hearing and requested that the court continue the settlement approval hearing until after a Company shareholders' vote on the Settlement Agreements and the IMCC Stock Purchase Agreement. In their objections and request for continuance of hearing, the Objectors, among other things, claimed that they had insufficient information with which to evaluate the Stock Purchase Agreement between IMCC and the Company; that they objected to the "no-shop" provision contained in the Letter of Intent; that they had insufficient information regarding John Fife, the sole shareholder of IMCC, and that they needed additional time and information to evaluate the fairness of the Stock Purchase Agreement, and to have the opportunity to solicit other competitive bids to sell the Company. Further, the Objectors alleged that the Company had failed to provide documentation relating to the Stock Purchase Agreement to them. After considering the Objectors' and the parties' initial arguments, the court granted both the parties and the Objectors an additional seven days, through August 19, 1996, to submit written memoranda in support of their positions.
Both the Objectors and the parties submitted written memoranda supporting their positions in regard to the Settlement Agreements and the Stock Purchase Agreement. On or about August 23, 1996, the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerald E. Morgan, John C. Morgan and Karen J. Morgan be overruled;
(3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved.

As required by the Transaction Agreements, as defined below, the 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department Utah, on or about August 28, 1996. The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.

     On July 3, 1996, following the execution of the Letter of Intent and the execution of the Morgan Settlement Agreement and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") (the Letter of Intent, the Morgan Settlement Agreement, the 1996 Settlement Agreement and the Stock Purchase Agreement are hereinafter referred to as the "Transaction Agreements") whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of common, $.10 par value per share stock (the "Common Stock") to IMCC, which is wholly owned by John Fife (who, after the acquisition became a director of the Company and currently serves as a director of the Company), so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date.
Interest on the Note is paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note. For a more detailed description of the Stock Purchase Agreement, see Form 8-K filed by the Company on July 19, 1996, and to review a copy of the Stock Purchase Agreement, see Schedule 13D-A filed by IMCC on September 9, 1996.


     As required by the Stock Purchase Agreement, E. Jay Sheen and R. Dee Erickson submitted their resignations as directors of the Company, effective July 13, 1996. As further required by the Stock Purchase Agreement, John Fife was appointed a director of the Company. David Fife, the brother of John Fife, was also appointed as director of the Company. John Fife and David Fife were appointed as directors of the Company by the Muth Group pursuant to the 1993 Settlement Agreement, effective July 13, 1996. As required by the Stock Purchase Agreement, John Fife was elected President and Chief Executive Officer of the Company in July, 1996, pursuant to a 3-0 vote of the Board (Mark G. Jones and Jenny Morgan were not present for the vote). John Fife also serves as Chairman of the Board of the Company pursuant to a 3-2 vote of the Board.

     The Letter of Intent and the Transaction Agreements, including the Stock Purchase Agreement, contemplated that, subject to applicable state and federal securities and state corporate law, the Company would cause a 1,000 to 1 share reverse split of the Company's Common Stock to the shareholders of record at $3.35 per share (the "Reverse Split"), with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the reverse split or sell their fractional shares for cash to the Company.
IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company. Subsequent to the Reverse Split and subject to applicable state and federal securities and state corporate law, any Company shares redeemed by the Company pursuant to the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Share Option") at a purchase price equal to the pre-Reverse-Split price of $3.35 per share (the "Returned Share Purchase Price"). Only those shares for which the Company has received a fully and properly executed Letter of Transmittal, accompanied by the required documents, will qualify as Returned Shares for the purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of common, $100.00 par value per share stock of the Company (the "New Stock"). In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis as more fully described herein. See "PROPOSED REVERSE SPLIT/Purchase of Returned Shares." Twenty-five percent (25%) of the Returned Share Purchase Price will be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by the Returned Share Note on the terms and conditions as more fully described herein. See "PROPOSED REVERSE SPLIT/Purchase of Returned Shares".

     In December, 1995, Mark Technologies Corporation received 201,210 shares of the Company's Common Stock from Morgan Gas & Oil Co., as partial payment of a promissory note. The promissory note was given in consideration of the sale to Morgan Gas & Oil Co. from Mark Technologies Corporation of a limited partnership interest in Alta Mesa Wind Partners, a California limited partnership in the wind-generated power business. The Company is a shareholder of Morgan Gas & Oil Co. The Company brought a shareholders derivative action in the United States District Court for the District of Utah, Central Division, against Morgan Gas & Oil Co. and its directors and against Mark G. Jones, Mark Technologies Corporation, Alta Mesa Wind Partners, John H. Morgan, Jr., Daisy
R. Morgan, Sylvia Wunderly, John Wunderly, and Melbourne Romney, III, alleging, among other things, that in connection with the sale of Alta Mesa Wind Partners limited partnership interest to Morgan Gas & Oil Co., Mark G. Jones, Mark Technologies Corporation, and Alta Mesa Wind Partners concealed and misrepresented material information to be provided to Morgan Gas & Oil Co. directors and that the Morgan Gas & Oil Co. directors (including John H. Morgan, Jr., Daisy R. Morgan, Sylvia Wunderly, John Wunderly and Melbourne Romney, III) committed a breach of fiduciary duty and a wasting of corporate assets (the "MG0 Action"). The Company sought recission of the sale. Legal counsel advised the Company that due to the releases contained in the 1996 Settlement Agreement, the Company should not continue to pursue the MGO Action against Mark G. Jones, a shareholder and director of the Company and signatory to the 1996 Settlement Agreement and Mark Technologies Corporation, a shareholder of the Company and signatory to the 1996 Settlement Agreement. A majority of the Board of Directors of the Company voted to have the suit dismissed without prejudice. Directors Jenny Morgan and Mark G. Jones objected to the dismissal without prejudice and proposed that the MG0 Action be dismissed with prejudice. The suit has been dismissed without prejudice, so that other shareholders of Morgan Gas & Oil Co. will not be precluded from seeking relief based upon the same cause of action.

        The table below summarizes the litigation and accompanying transactions discussed above:

DATE THE EVENT OCCURRED                                 EVENT

March 5, 1987                           First State Action is filed

April 6, 1993                           First State Action is settled pursuant
                                        to the 1993 Settlement Agreement

February 16, 1995                       Company executes the Share Exchange
                                        Agreement

June 13, 1995                           Company consummates the Share Exchange
                                        Agreement with Midwest, RD Wolff
                                        and JJ Wolf

July 18, 1995                           The First Federal Action is filed,
                                        seeking among other things to rescind
                                        the Share Exchange Agreement

July 21, 1995                           Company files suit to enforce the 1993
                                        Settlement Agreement

October 4, 1995                         Hon. Judge Michael R. Murphy enters
                                        an order enforcing the 1993 Settlement
                                        Agreement (the "Murphy Order")

October 13, 1995                        John H. Morgan, Jr. and Daisy Morgan
                                        appeal the Murphy Order

January 23, 1996                        Company seeks Order to Show Cause
                                        against John H. Morgan, Jr., Daisy
                                        Morgan, Mark G. Jones, Mark
                                        Technologies Corporation, Anne Morgan
                                        and Victoria Morgan for violation of
                                        the Murphy Order


DATE THE EVENT OCCURRED                                 EVENT

April 5, 1996                           Company enters into the Letter of
                                        Intent with IMCC

April 22, 1996                          Company, Midwest, and the Wolffs
                                        execute the Split-Off Agreement
                                        rescinding the Share Exchange Agreement

May 10, 1996                            Company files the MGO Action

May 17, 1996                            The Second State Action is filed
                                        seeking to enjoin performance of the
                                        Letter of Intent and for damages
                                        arising out of the execution of the
                                        split-off Agreement

June 26, 1996                           The Morgan Settlement Agreement and
                                        the 1996 Settlement Agreement are
                                        executed

July 3, 1996                            Company and IMCC execute the Stock
                                        Purchase Agreement and sale of stock to
                                        IMCC is completed

July 3, 1996                            Directors E. Jay Sheen and R. Dee
                                        Erickson tender their resignations

July 13, 1996                           The resignations of directors E. Jay
                                        Sheen and R. Dee Erickson become
                                        effective

July 19, 1996                           Notices of Hearing regarding the
                                        proposed settlement of the Second State
                                        Action, the First State Action and the
                                        First Federal Action are sent to the
                                        Company's shareholders

August 9, 1996                          Objectors file an objection to the
                                        settlement of the Second State Action

August 23, 1996                         The settlement of the Second State
                                        Action is approved by the court

August 28, 1996                         The order to Show Cause is dismissed
                                        with prejudice

August 29, 1996                         Termination of 1993 Settlement
                                        Agreement

October 31, 1996                        MGO Action is dismissed without
                                        prejudice


REASONS FOR THE PROPOSED REVERSE SPLIT


     The Company was organized in Utah in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the SEC. In late 1995 and early 1996, the Board of Directors began investigating potential buyers and soliciting offers to purchase a controlling interest in the Company. The Board of Directors wished to: (i) spin off the Midwest Railroad Construction and Maintenance Corporation of Wyoming, and replace Robert D. Wolff as CEO of the Company (for a more detailed description of the Share Exchange Agreement, the subsequent litigation and the Split-Off Agreement, see the Sections entitled "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements", and "MATERIAL PROCEEDINGS AND TRANSACTIONS"; (ii) infuse capital into the Company; and (iii) provide a mechanism whereby the minority shareholders would have the opportunity to receive fair value for their shares. With respect to the Board's third goal, the Company's history of sporadic public trading in a narrow margin rendered the shares virtually illiquid and the protracted and costly litigation engulfing the Company consumed corporate assets and the time and attention of the Board of Directors and management thereby significantly reducing the Company's profits and distributions. In a ten year period ending January 1995, the Company made only one $.10 distribution to the shareholders which occurred in January 1995.

     In addition to pursuing outside buyers for the Company, the Company was also actively pursuing a settlement of all litigation affecting the Company.
In February and March of 1996, the Company had discussions with John Fife, the President and sole shareholder of IMCC regarding a transaction or transactions between the Company and IMCC. During the course of these discussions, the Company communicated its goals to John Fife. Prior to entering into the Letter of Intent (as hereinafter defined), John Fife entered into a letter agreement by and among John Fife, Earnest Muth, a party to the 1993 Settlement Agreement ("Muth"), Thomas Ralphs, a party to the 1993 Settlement Agreement ("Ralphs") and Precious Metals, Inc. dated as of March 30, 1996 (the "Letter Agreement"), which Letter Agreement was assigned to IMCC. Under the terms of the Letter Agreement, John Fife had the option to purchase all, but not less than all, of the shares of stock of the Company held by or beneficially owned or controlled by Muth and Ralphs (approximately 90,000 shares), at an option exercise price of $4.00 per share. John Fife paid Muth and Ralphs an aggregate of $15,000, which amount is a non-refundable option payment to be applied to the ultimate purchase price. During the option, which expired 60 days after March 30, 1996, John Fife was granted a proxy to vote the shares held by Muth and Ralphs. In addition, the Letter Agreement provided that upon the exercise of the option to purchase the shares of the Company, Muth and Ralphs would assign their rights and obligations under the 1993 Settlement Agreement to John Fife. IMCC submitted its letter of intent to the Board of Directors of the Company, dated as of April 5, 1996 (the "Letter of Intent"). The Letter of Intent provided that: (1) the Company would issue and IMCC would purchase shares which would represent a 51% ownership interest in the Company; (2) IMCC would pay the Company $3.35 per share for the stock: (3) IMCC would pay 10% of the purchase price in cash at the closing with the balance due pursuant to a five year promissory note; (4) the note would be secured with the stock purchased by IMCC; (5) would have a ten year option to purchase 150,000 or more additional shares of stock in order to maintain its 51% ownership interest in the Company; (6) following the closing of the purchase of stock, IMCC would cause the Company to undertake a 12,500 to 1 reverse stock split at $3.35 per share with fractional shareholders being given the option to purchase additional shares to round up to the next whole share, or a tender offer; (7) the Company agreed to indemnify IMCC and its shareholders and directors from and against any liability to the Company's shareholders, officers and/or directors arising out of IMCC's negotiation, execution and/or consummation of the Letter of Intent, the Stock Purchase Agreement and the transactions contemplated by the Letter of Intent; and (8) IMCC agreed to take all actions necessary to cause the Company to honor the Company's obligations to indemnify its officers and directors to the fullest extent permitted by law, including, but not limited to, the advancement of their legal fees and costs in connection with all present and future litigation involving them in their capacities as officers and directors of the Company.
In addition to reviewing the IMCC offer, the Company entertained other written offers including one from Mark G. Jones, a director and shareholder of the Company. The Company entered into the Letter of Intent on April 5, 1996. On April 16, 1996 IMCC filed its Schedule 13D informing the Company's shareholders of its intent to engage in the two step transaction consisting of the acquisition of a majority interest and conducting a reverse stock split or a tender offer. It also gave notice of IMCC's intent to cause a class of securities of the Company to be delisted from a national securities exchange or cause a class of securities to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934.


     On April 5, 1996, the Company entered into the Letter of Intent with IMCC, over the objections of Directors Mark G. Jones and Jenny Morgan. Thereafter, the Company and IMCC began negotiating the terms of the stock purchase agreement and IMCC began its due diligence investigation of the Company. On, May 17, 1996, Mark G. Jones, a shareholder and director of the Company and controlling shareholder of Mark Technologies Corporation, brought a shareholders derivative suit against the Company, E. Jay Sheen, R. Dee Erickson and Lyle Hurd, directors of the Company and IMCC, captioned as Mark Technologies Corp., et al. v. Utah Resources International, Inc. et al., which was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County (the "Second State Action"), seeking a temporary restraining order and injunction. For a more detailed description of the Second State Action litigation, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS."


     During late May and early June of 1996, the Company and IMCC: (1) prepared for trial in the Second State Action, which included the conduct of extensive discovery, and (2) continued to negotiate the terms of the stock purchase agreement. Ongoing negotiations between the Company and IMCC resulted in an amendment to the Letter of Intent, dated as of May 31, 1996. The parties agreed to increase the percentage of the purchase price to be paid at closing from 10% to 15%. In addition to the stock pledge agreement which secured the five year note, John Fife agreed to personally guarantee 25% of the outstanding balance due the Company under the IMCC note. Ongoing negotiations among the parties to the Second State Action led to the settlement of the Second State Action the morning of the hearing, June 26, 1996. The Company entered into two
settlement agreements.   The first settlement agreement was by and among the
Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), wherein the parties, among other things, agreed to terms regarding IMCC's purchase of 50.5% of the Company's outstanding stock, agreed to dismiss the First Federal Action, the Order to Show Cause and the Second State Action, and agreed to use their best efforts to terminate the 1993 Settlement Agreement. For a more detailed description of the litigation and the settlement of the litigation, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." Pursuant to the 1996 Settlement Agreement, the terms of the Stock Purchase Agreement by and between the Company and IMCC were to include, among other things, the following provisions: (1) IMCC would purchase a 50.5% interest in the Company at a purchase price of $3.35 per share; (2) IMCC would pay 15% of the purchase price at closing with the balance due pursuant to a five year promissory note, secured by a pledge of the Company's stock purchased by IMCC and a personal guaranty by John Fife of 25% of the remaining balance due under the note; (3) the Company would conduct a 1,000 to 1 reverse stock split at $3.35 per share with fractional shareholders being given the option to purchase additional shares at $3.35 per share to round up to the next whole share, IMCC intends to exercise the round-up option; (4) that any shares redeemed by the Company pursuant to the reverse stock split would be made available for purchase by the remaining shareholders, other than IMCC. Mark G. Jones has communicated to the Company that Mark Technologies Corporation intends to exercise its right to purchase as many additional shares pursuant to this pool as possible; (5) IMCC would have a ten year option to purchase 150,000 or more additional shares of stock to maintain its 50.5% interest in the Company; (6) that E. Jay Sheen and
R. Dee Erickson would resign as directors of the Company immediately; (7) that Mark G. Jones would be guaranteed a postion as director of the Company for a period of one year from the closing of the IMCC stock purchase; (8) that the Company and John Fife would enter into an employment agreement which would pay to Mr. Fife compensation not to exceed $200,000 per year; and (9) any distributions and other payments otherwise payable to IMCC on its Company stock would be applied to reduce the outstanding principal balance of the IMCC note. For a more detailed description of the terms of the Stock Purchase Agreement, see the Section entitled "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements." On July 3, 1996, the Company and IMCC entered into the Stock Purchase Agreement.



     On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. For a more detailed description of the notice procedure for the settlement of the actions and subsequent objections see the Section entitled, "MATERIAL PROCEEDINGS AND TRANSACTIONS." The court in Second State Action having reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled;
(3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved.


     The Majority of the Board of Directors recommends voting in favor of the Reverse Split. In addition to the contractual requirement that a reverse stock split occur as required by the Transaction Agreements, the Company's senior management and its Board of Directors have assessed the advantages and disadvantages of the Company's status as a "reporting company" under the Exchange Act. First, it is the belief of the Board of Directors that such reporting is very costly. Furthermore, a majority of the Board of Directors does not believe that being a "reporting company" has given the Company any significant advantage the Company would not have had as a "non-SEC reporting company." The Company's registration with the SEC has not improved flexibility for current or future financing of corporate expansion through the building of a broader equity base, nor has it made the valuation of shares of the Common Stock significantly easier (since no active market exists for the sale of stock which is reflective of the Company's operations and earnings potential). Finally, such registration has not resulted in the development of an active public market for the Common Stock and thus has not provided substantially increased liquidity for shareholders who desire to sell their Common Stock. Even if the market provided liquidity for the shareholders' shares, the $3.35 per share purchase price is far above the fourth quarter 1996 market trading price of $.875. Of the approximate 558 shareholders, approximately 479 shareholders of record own fewer than 1,000 shares. These same shareholders have received only a $.10 dividend over the entire history of the Company.

     The Board also considered the disadvantages and risks to the Company and its shareholders associated with the Company being a non-SEC reporting company. By ceasing to be a reporting company, the Company loses the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of the Company. There may be a loss of prestige that being a reporting company provides. By ceasing to be a reporting company the Company incurs the potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's Common Stock). There may be decreased liquidity due to the fact that there is a less public market for the Company's Common Stock. For a more detailed description of the disadvantages of the proposed Reverse Split, see the Section entitled "SPECIAL FACTORS/Conduct of the Company's Business After the Proposed Reverse Split."


     The Company is not likely to make use of any advantage (for example, being in a better position to sell securities through a public offering) that the Company's status as a reporting company may offer. Over the past ten years, the Company's shareholders have received only $.10 in dividends. Furthermore, the Company's stock is thinly traded. The Reverse Split and round up option provide the Company's shareholders with the option to either (1) exit the Company and receive fair value for their shares; or (2) continue their ownership in the Company with the hope of a return on their investment in the future. In addition, the Company incurs significant direct and indirect costs associated with compliance with SEC filing and reporting requirements imposed on reporting companies. Although it is not possible to place an annual economic cost on the potential liability of the Company and its insiders for inadvertent violations of certain provisions of the Exchange Act, these burdens are substantial, given current civil and criminal liability for violations of SEC Regulations. A majority of the Board of Directors believes that, for the reasons set forth above, elimination of these direct and indirect costs and other burdens are justified and in the best interests of the Company. For a more detailed description of alternatives to the Reverse Split, see the Sections entitled "SPECIAL FACTORS/ Recommendation of the Board of Directors."

     On the basis that: (i) the Company is contractually required to cause a reverse stock split to occur pursuant to the terms of the Transaction Agreements
(ii) the belief of a majority of the Board of Directors that the cost of being a "reporting company" is not economically justified as the Company's Common Stock is thinly traded; and
(iii) the Company does not presently anticipate raising capital through a public offering. The Board of Directors is presenting this transaction for a vote of the shareholders. A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more. To thereafter be allowed to become a "non-SEC reporting company" and cease reporting to the SEC, the number of shareholders must decline to less than 300. The proposed transaction is designed to result in the reduction of the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be a reporting company. A majority of the Board of Directors voted in favor of the Reverse Split, and believes that the $3.35 per share price to be paid to participating shareholders is fair to both the recipients of cash and the remaining shareholders who will receive shares of New Stock or exercise the Round Up Option. The Board has thus determined that the Reverse Split is the most expeditious method of changing the Company's status from that of a reporting company to that of a non-SEC reporting company. See "SPECIAL FACTORS/Recommendation of the Board of Directors" and "Conduct of Company's Business After the Proposed Reverse Split."


RECOMMENDATION OF THE BOARD OF DIRECTORS


     After careful consideration of the Transaction Agreements and the background of the Company's reporting status and the advantages and disadvantages of deregistration and the terms of the Reverse Split, a majority of the Board of Directors believes that the Reverse Split, is fair to, and in the best interests of, the shareholders of the Company who will receive the Cash Consideration as well as those who will receive shares of New Stock or exercise the Round Up Option. A majority of the Board of Directors recommends that the shareholders vote FOR approval and adoption of the Reverse Split as embodied in the Amendment. A majority of the Board of Directors and each executive officer of the Company who owns shares of Common Stock has advised the Company that he or she intends to vote his or her shares in favor of the Reverse Split. The only director who voted against the Reverse Split is Jenny Morgan. Mark G. Jones abstained from voting. Ms. Morgan believes it would best serve the Company and its shareholders to retain the option to remain an SEC-reporting company in order to have the viable option to raise capital through sales of equity securities in a future public offering. Ms. Morgan is also of the opinion that remaining as an SEC reporting company better enables its shareholders to have a voice in the management of the Company.


     In reaching their determination that the Reverse Split is fair to, and in the best interests of, the shareholders and in reaching the recommendation that the shareholders vote for approval and adoption of the Reverse Split, the Board of Directors considered the following:


     (i) the contractual obligations of the Company set forth in the Transaction Agreements which require that the Company execute a 1,000 to 1 reverse stock split at a purchase price of $3.35 per share. The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and
             (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved;



     (ii) the purchase price of $3.35 per share paid by IMCC with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996 which $3.35 per share purchase price was offered by IMCC in its Letter of Intent to the Company, and accepted by the Board of Directors through arms-length negotiations. For a more detailed description of the history of the $3.35 purchase price and its approval see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split;"

         (iii) the purchase price of $3.35 per share paid by the Company in the redemption of Anne Morgan and Victoria Morgan's shares, pursuant to the 1996 Settlement Agreement on July 3, 1996, which $3.35 per share purchase price was offered by the Company in the 1996 Settlement Agreement and accepted by the parties thereto through arms-length negotiations. The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved.


         (iv) each of the directors' knowledge of and familiarity with the Company's business prospects, financial condition and current business strategy;

         (v) the information with respect to the financial condition, results of operations, assets, liabilities, business and prospects of the Company and current real estate industry economic and market conditions;

         (vi) the opportunity presented by the Reverse Split for Small-Lot Shareholders to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earnings potential;

         (vii) the opportunity for Small-Lot Shareholders who wished to continue to be shareholders of the Company to elect to exercise the Round Up Option at a purchase price of $3.35 per share, which offer was also made available to fractional shareholders; and

         (viii) the future cost savings that will inure to the benefit of the Company and its continuing shareholders as a result of the Company deregistering its stock under the Exchange Act.


        Furthermore, the Board of Directors considered the Company's business, its current business strategy and prospects and current real estate industry
economic and market conditions.   The Board of Directors has discussed the
saturation of the St. George, Utah real estate market. The time required to develop and sell the Company's real estate assets and turn a non-liquid asset into a liquid one could be substantial. There have been limited opportunities for the Company shareholders to receive dividends or fair value for their shares on the market. The Reverse Split provides the Company's minority shareholders (both affiliated and non-affiliated) with the option to either (a) liquidate their fractional shares at a price substantially above the market trade and without incurring brokerage costs, or (b) continue as shareholders of the Company by electing to exercise the round-up option at a purchase price of $3.35 per share. A majority of the Board believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the Cash Consideration because: (i) the price to be paid to certain shareholders who will receive the Cash Consideration is fair, and (ii) the Company will realize cost-savings in its cessation as a reporting company under the Exchange Act. (See "SPECIAL FACTORS/Reasons for the Proposed Reverse Split.")

        The Company is contractually required to carry out the Reverse Split at $3.35 per share. The 1996 Settlement Agreement which required the Reverse
Split was reviewed by the court in the Second State Action. For a more detailed description of the history of the Reverse Split, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split." Therefore, the Company has not engaged in a formal valuation of the $3.35 purchase price in conjunction with the Reverse Split. However, the $3.35 per share purchase price exceeds the fourth quarter of 1996 market trading price of $.875 per share. In fact the $3.35 per share purchase price is higher than any price at which the stock was traded over the past three years, except for a $4.00 market trading price in the first quarter of 1995. Subsequent to final court approval of the Transaction Agreements, the Company did not consider the Company's net book value, going concern value or liquidation value for the reasons stated above. IMCC acquired 50.5% of the Company's Common Stock at $3.35 per share, on July 3, 1996, which is equal to the purchase price being offered in the Reverse Split. Furthermore, the Company, pursuant to the 1996 Settlement Agreement, purchased Anne and Victoria Morgan's shares at $3.35 per share on July 3, 1996, which purchase price is equal to the one being offered in the Reverse Split.
The Company did not consider any proposals, reports or opinions. The Reverse Split requires the approval of a majority of the Common Stock of the Company. IMCC holds 50.5% of the Company's common stock and it has indicated that it intends to vote in favor of the Reverse Split. Directors Mark G. Jones and Jenny Morgan have requested that the Company undertake to hire independent experts to evaluate the fairness of the transaction, and separate legal counsel to represent the unaffiliated shareholders. The majority of the Board of Directors has determined not to do this. The directors have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purpose of negotiating the Reverse Split and preparing a report concerning the fairness of such a transaction. Non-employee directors David Fife and Lyle Hurd voted in favor of the Reverse Split. Non-employee Director Jenny Morgan voted against the Reverse Split and non-employee Director Mark G. Jones abstained from such vote.

        A majority of the Board determined that the terms of the Reverse Split are procedurally and substantively fair to shareholders because: (i) the transaction has been structured as a result of arms-length negotiations as embodied in the Transaction Agreements, (ii) the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved, and (iii) the requirement that the holders of at least a majority of the shares entitled to vote on the Reverse Split must approve the transaction. IMCC a majority shareholder of the Company has indicated to the Board that it intends to approve the transaction. The transaction is also structured so that each of the Small-Lot Shareholders may elect to remain a shareholder by purchasing from the Company the additional shares of Common Stock necessary to increase the shareholder's holdings to the equivalent of 1,000 shares of Common Stock such that any Small-Lot Shareholder would not be "cashed out" as a result of the Reverse Split. Furthermore, by Board resolution, the Company has granted Small-Lot Shareholders and fractional shareholders the right to exercise dissenters rights as set forth in Part 13 of the Utah Business Act for said fractional shares.

     In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the fairness of the Reverse Split, the Board did not find it practicable to assign relative weights to the factors considered in reaching its determination that the Reverse Split was fair to, and in the best interests of, the shareholders. The Company's Board of Directors considered and voted upon the Reverse Split as a group. No special committees were formed. The Reverse Split has been approved by a majority vote of the Company's Board of Directors. Jenny Morgan did not vote in favor of the Reverse Split. Mark G. Jones abstained from voting on the Reverse Split. For a description of insider ownership following the Reverse Split, see the table on page 40 of the Proxy Statement.


INTERESTS OF CERTAIN PERSONS AND POTENTIAL CONFLICTS OF INTEREST


     In considering the recommendation of the Board of Directors with respect to the Reverse Split, shareholders should be aware that the Company's directors and executive officers have interests which may present them with conflicts of interest in connection with the Reverse Split. Specifically, a majority of the directors and executive officers of the Company own Common Stock and, after the Reverse Split, all will exchange such shares for shares of New Stock if the Reverse Split is approved by the shareholders. In addition, the equity percentage ownership of all shareholders remaining after the Reverse Split will most likely be increased. Thus, directors and executive officers, in addition to all other shareholders who remain shareholders after the Reverse Split, may realize an increase in their relative equity ownership of the Company. (See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF").
Furthermore, these remaining shareholders, except for IMCC, shall have the opportunity to increase their shareholdings by participating in the Returned Shares Option. (See "PROPOSED REVERSE SPLIT/Summary of Proposed Reverse Split and Purchase of Returned Shares"). Finally IMCC possesses a ten year option which enables it to maintain its 50.5% ownership interest in the Company following the Reverse Split. (See "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"). Other than the stock ownership the directors and executives officers have in the Company, there are no special relationships or transactions between the Company and any of its officers or directors with respect to the Reverse Split. For a description of insider ownership following the Reverse Split, see the table on page 40.


CONDUCT OF THE COMPANY'S BUSINESS AFTER THE PROPOSED REVERSE SPLIT

     After the Reverse Split, the Company expects to conduct its business and operations in the same manner as is currently being conducted by the Company. If the Reverse Split is consummated, Small-Lot Shareholders who do not exercise the Round Up Option will no longer have any interest in, and will not be shareholders of the Company.


     As a result of the Reverse Split, the Company is expected to become a non-SEC reporting company. In that case, the registration of New Stock under the Exchange Act will then be terminated. In addition, because the New Stock would not be registered, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its executive officers, directors and shareholders owning more than 10% of New Stock would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Short swing profits are profits made by an insider through a prohibited sale or other disposition of corporate stock within six months after purchase. Furthermore, the Company would no longer be subject to the periodic reporting requirements of the Exchange Act and would cease filing information with the SEC. Among other things, the effect of this change would be a direct and indirect cost savings to the Company in not having to comply with the requirements of the Exchange Act. However, this change would also mean that less information would be publicly available concerning the Company and its executive officers, directors and five percent (5%) or more shareholders.


     If the Reverse Split is effected (and no Small-Lot Shareholders and no fractional shareholders Round Up) and no remaining shareholders purchase Returned Shares, the executive officers and directors of the Company will beneficially own approximately 66% of the Company's outstanding New Stock. As of ____________, __, 1997, such individuals beneficially owned approximately 64%. See "VOTING REQUIREMENTS AND PRINCIPAL HOLDERS THEREOF/Security Ownership of Management."


PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED


     The Company has employed Beky LeVanger as an employee of the Company for the sole purpose of providing basic clerical and ministerial services associated with Proxy and Rule 13e-3 transactions. Ms. LeVanger's compensation will be $30 per hour and will have no correlation to either the size, volume or success of the transaction. In addition, Ms. LeVanger will not maintain control of shareholder funds or securities during any stage of the transaction. Her activities will be limited to distributing the Proxy and 13e-3 transaction materials, as well as monitoring the Reverse Split and the resultant distribution of payments and stock certificates to shareholders. Ms. Levanger's engagement will continue only for such period of time as is necessary to fulfill her specific clerical and ministerial duties associated with the transaction.


FINANCING THE PROPOSED REVERSE SPLIT

     The Company has incurred or estimates the incurrence of the following expenses in connection with the Reverse Split:


               Filing fees                             $    500
               Accounting fees                           15,000
               Legal fees
               Solicitation and
                   printing fees                           [400]
               Miscellaneous and
                   administrative expenses               20,000

                        Total estimated fees
                        and expenses                   $_______

     The Company has paid/or will be responsible for paying all of these expenses with its working capital.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     As of December 31, 1996, the following shareholders were the only beneficial owners, known to management of the Company, of more than five percent (5%) of the Company's outstanding Common Stock:




-----------------------------------------------------------------------------
                      UTAH RESOURCES INTERNATIONAL, INC.
                       5% OR GREATER BENEFICIAL OWNERS

                            AS OF DECEMBER 31, 1996

-----------------------------------------------------------------------------
                          NUMBER OF SHARES AND
NAME AND ADDRESS OF           NATURE OF                PERCENT OF COMPANY
BENEFICIAL OWNER           BENEFICIAL OWNER            SHARES OUTSTANDING
-----------------------------------------------------------------------------
Inter-Mountain Capital        1,275,912                      50.5%
Corporation(1)

Mark Technologies              326,310                        13%
Corporation(2)
=============================================================================

(1) John Fife, Director, President, CEO and Chairman of the Board of the Company, is the sole shareholder of Inter-Mountain Capital
     Corporation.

(2) Mark G. Jones, Director of the Company, holds 100 shares individually and an additional 326,210 in his capacity as the controlling shareholder of Mark Technologies Corporation.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth, as of December 31, 1996, the shares of Common Stock beneficially owned by (i) each director of the Company, (ii) the Company's Chief Executive Officers and the Company's other executive officer and executive officers as a group. This information is based on public filings made with the Securities and Exchange Commission through December 31, 1996 and certain information supplied to the Company by the persons listed below. The persons named below have sole voting and investment power with respect to all shares owned, unless otherwise noted.

                      UTAH RESOURCES INTERNATIONAL, INC.
       COMMON STOCK OWNERSHIP BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
                            AS OF DECEMBER 31, 1996


============================================================================================================
                                                            BEFORE STOCK SPLIT        AFTER STOCK SPLIT*
------------------------------------------------------------------------------------------------------------
                                                                       PERCENT OF                 PERCENT OF
                                                        NUMBER OF     OUTSTANDING  NUMBER OF     OUTSTANDING
NAME OF BENEFICIAL               POSITION                SHARES         SHARES       SHARES        SHARES
OWNER
------------------------------------------------------------------------------------------------------------
David Fife                       Director                  0              0%           0             0%
------------------------------------------------------------------------------------------------------------
John Fife, as the sole           Director,            1,275,912(1)       50.5%       1276**         52%
shareholder of IMCC              Chief
                                 Executive
                                 Officer,
                                 President and
                                 Chairman of
                                 the Board
------------------------------------------------------------------------------------------------------------
Lyle Hurd                        Director               2,000(2)          .08%        2(3)         .08%
------------------------------------------------------------------------------------------------------------
Mark Jones                       Director              326,210             13%      327**(3)        13%
------------------------------------------------------------------------------------------------------------
Jenny Morgan                     Director                9,523            .38%       10**(3)       .41%
------------------------------------------------------------------------------------------------------------
Gerry Brown                      Vice President          2,000(2)         .08%          2(3)       .08%
------------------------------------------------------------------------------------------------------------
Ladd Worth Eldredge              CFO,                       0               0%          0            0%
                                 Secretary
                                 (and Treasurer)
------------------------------------------------------------------------------------------------------------
DIRECTORS AND                    Directors &            1,613,645          64%        1,617         66%
OFFICERS AS A                    Officers
GROUP                            (7 persons)
------------------------------------------------------------------------------------------------------------
                         SEE FOLLOWING PAGE FOR NOTES
------------------------------------------------------------------------------------------------------------
*  Assumes No Small-Lot Shareholder exercises the Round Up Option, and no remaining shareholder elects to purchase the Returned Shares.
** Assumes that Round Up Option is exercised by fractional shareholder.
(1)  IMCC also holds a ten year option to purchase 150,000 or more additional shares of stock, so as to maintain its 50.5% interest in the Company
(2)  Lyle Hurd and Gerry Brown each contend that he was granted an option for
25,000 shares pursuant to the Share Exchange Agreement.  There is a dispute as to whether the option was granted.  This issue will be resolved following an investigation in the coming year.
(3)  In the event the proposed reverse split is effected, each of these individuals will be granted an option to purchase additional shares of the
Company's stock pursuant to the terms of the Returned Shares Option.  For a more detailed description of the Returned Shares Option, See "PROPOSED REVERSE
SPLIT/Summary of Proposed Reverse Split and Purchase of Returned Shares."
============================================================================================================

                               FINANCIAL MATTERS

ACCOUNTING TREATMENT


     In connection with the Reverse Split, the payment of cash to Small-Lot Shareholders (and holders of fractional shares of New Stock receiving cash in lieu of fractional shares) will be treated as a repurchase of outstanding stock of the Company. The repurchased stock will be recorded as treasury stock which will result in a reduction of stockholders' equity. In addition, the Amendment will result in the par value per share of the Company's common stock increasing from $.10 to $100.00 and a reduction in the number of authorized shares of such stock from 5,000,000 to 5,000.


FEDERAL INCOME TAX CONSEQUENCES


     The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. The federal income tax consequences to any particular shareholder may be affected by matters not discussed below. There also may be state, local or foreign tax considerations applicable to each shareholder.


     THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE MATTERS DISCUSSED HEREIN AND ANY ADDITIONAL FEDERAL AND ALL STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT COULD RESULT FROM THE SUBJECT TRANSACTION.

         (i) The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code and the Company will not recognize gain or loss as a result of the Reverse Split.

         (ii) A shareholder who receives cash in lieu of fractional shares of Common Stock will be treated as if the Company had issued fractional shares to him and then immediately redeemed such shares for cash. Such shareholder should recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the adjusted basis of his stock allocable to such redeemed shares. Such gain or loss will generally be capital gain or loss if such shareholder's stock was held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his stock exceeds twelve months.

         (iii) A shareholder who owns more than 1,000 shares in the aggregate immediately before the Reverse Split will not recognize a gain or loss in respect of the exchange of shares of Common Stock for shares of New Stock. In the aggregate, the shareholder's basis in the shares of New Stock will equal the holder's adjusted basis in the shares of Common Stock, less the portion of the adjusted basis attributable to any fractional shares for which the shareholder received cash from the Company.

      (iv) Any shareholder who purchases fractional shares of Common Stock pursuant to the Round Up Option will not recognize a gain or loss on the acquisition of such shares. The amount paid for such shares will be the holder's initial cost basis in the fractional shares purchased.


     Notwithstanding the foregoing, the federal tax laws significantly limit the deductibility of capital losses. For corporate taxpayers, capital losses can be deducted only to the extent of capital gains. For individual taxpayers, capital losses are similarly deductible up to the extent of the capital gains, but may further be deductible up to a maximum of $3,000 in any one taxable year. Carryovers and carrybacks of unused capital losses to other taxable years may be permitted in certain limited circumstances. Additionally, the ultimate tax consequences to a shareholder may be effected by the provisions regarding taxes resulting from alternative minimum taxable income.


FINANCIAL STATEMENTS


     See Pages F-1 to F-17 for the Company's audited consolidated balance sheets as of December 31, 1995, and related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1996.

     See Pages Q-1 to Q-7 for the Company's unaudited consolidated balance sheets as of December 31, 1996 and comparative year-to-date statements of operations, stockholders' equity, and cash flows for the twelve months ended December 31, 1996.


     See Page S-1 for the Company's book value per share as of December 31, 1995 and September 30, 1996.


                             ELECTION OF DIRECTORS


ELECTION OF BOARD OF DIRECTORS


     A Board of five (5) directors are to be elected at the Annual Meeting to serve until the next annual meeting, or until their successors are elected and shall have qualified. All of such directors shall be elected by the holders of Common Stock. The Company recommends voting for the election of each of the nominees for director listed below. The persons named as proxy holders in the accompanying Proxy intend to vote each properly signed and submitted Proxy for the election as a director of each of the persons named as a nominee below under "Nominees for Director" unless authority to vote in the election of directors is withheld on such proxy. If, for any reason, at the time of the election, one or more of such nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors. Directors are elected by a plurality of votes cast at the Annual Meeting.


     Unless otherwise specified, all properly executed proxies received by the Company will be voted for the election of Messrs. John Fife, David Fife, Lyle Hurd, Mark G. Jones, and Stuart B. Peterson to hold office until the next annual meeting of shareholders or until each of their respective successors is elected and qualified.


     THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

CURRENT DIRECTORS AND NOMINEES FOR DIRECTOR


     The following tables set forth the name, age and occupation of each director currently holding office and the proposed nominees for director to hold office until the next annual meeting of shareholders, his/her principal position with the Company and the year he/she became a director of the Company.

CURRENT DIRECTORS

NAME, AGE AND PRINCIPAL OCCUPATION                                DIRECTOR SINCE


John Fife, 36 . . . . . . . . . . . . . . . . . . . . . . . . . . . July, 1996

     Mr. Fife was appointed as director of the Company effective July 13, 1996 by the Muth Group pursuant to the 1993 Settlement Agreement. Mr. Fife was appointed President and Chief Executive Officer of the Company in July, 1996. He was named Chairman of the Board of the Company on October 10, 1996. He is an investor and venture capitalist and has pursued this course since July 10, 1990. Mr. Fife has been the President and sole shareholder of J.F. Venture, Inc. since 1993 and IMCC since 1996, both of which are investment companies. IMCC acquired a 50.5% (majority interest) in the Company on July 3, 1996. For a more detailed description of IMCC's acquisition of a majority interest in the Company, see "SPECIAL FACTORS/Background of the Proposed Reverse Split." He has also served as President of Property Tax Assessor Records Corp., a Chicago-based real estate tax consulting company since 1993. Mr. Fife has also served as director of Hyatt Research Corporation, a magazine publisher in Middlebury, Vermont since 1995 and as a Manager of Trans-Wasatch Company, L.L.C. from 1993 to 1996, which was a land development company in Park City, Utah. From 1990 through 1992, Mr. Fife held the position of Assistant Vice President of Continental Equity Capital Corp. ("CECC"), a subsidiary of Continental Bank. At CECC, he negotiated, structured and financed LBO's and later stage venture capital investments in the Mortgage Banking, Retail, Cable and Cellular Telephone industries. In 1989, Mr. Fife worked as a financial analyst in the commercial real estate department of Trammell Crow Company. Mr. Fife earned his M.B.A. degree from Harvard University in 1990 and his B.S. in statistics and computer science from Brigham Young University in 1986. John Fife and David Fife are brothers.

David Fife, 34  . . . . . . . . . . . . . . . . . . . . . . . . . . July, 1996

     David Fife was appointed a director of the Company on July 3, 1996 by the Muth group pursuant to the terms of the 1993 Settlement Agreement. Mr. Fife has served as the President and sole beneficial owner of Home Equity Lending L.L.C. a mortgage origination and finance company located in Salt Lake City, Utah from 1996 to the present. From 1990 to 1993, Mr. Fife was the President of Property Tax Assessor Records Corp. from 1993 to 1995, Mr. Fife provided consulting services for Property Tax Assessor Records Corp. From 1993 to 1995, Mr. Fife provided consulting services for Property Tax Assessor Records Corp., a Chicago based real estate tax consulting company. David Fife and John Fife are brothers.



Lyle Hurd, 60 . . . . . . . . . . . . . . . . . . . . . . . . . . . May, 1993

     Mr. Hurd is a director of the Company and has performed services as Marketing/Consultant Assistant to the President. He is President of Hurd Owens Hafen, Inc., a publisher of magazines and periodicals located in St. George, Utah, since December of 1990. Hurd Owens Hafen Inc. is the publisher of the St. George Magazine and various other magazines and periodicals. For approximately 16 years prior to December, 1990, Mr. Hurd provided marketing consulting services to magazine publishers through Hurd & Associates, Inc., a privately owned consulting firm. Mr. Hurd was appointed as an independent director of the Company in May, 1993, pursuant to the terms of the 1993 Settlement Agreement.

Mark G. Jones, 43  . . . . . . . . . . . . . . . . . . . . . . . .January, 1996
     Mr. Jones is a director of the Company and was designated as such in January, 1996 by the Morgan Group pursuant to the 1993 Settlement Agreement. The Company is obligated to retain Mr. Jones as a director of the Company through July 3, 1997 pursuant to the terms of the 1996 Settlement Agreement. Mr. Jones is President of Mark Technologies Corporation in San Francisco, California, a real estate and alternative energy development firm and has held that position for 16 years.

Jenny Tate Morgan, 41 . . . . . . . . . . . . . . . . . . . . . .January, 1996
     Ms. Morgan was appointed as a director of the Company, effective January, 1996, by John H. Morgan, Jr., her relative, pursuant to the terms of the 1993 Settlement Agreement. From 1992 to the present, Ms. Morgan, through JT Morgan Financial Consulting Services, has provided financial consulting services to clients in the areas of investments, liquidity management, financial strategy, tactical asset allocation, plan design, re-engineering an entire retirement plan structure, analysis of securities portfolio, strategic analysis and workouts. From 1993 to 1996, she served as Vice President/Institutional Trust Services for First Interstate Bank of California. Before that, Ms. Morgan worked for one year as a Financial Services/Account Executive for Citibank, F.S.B. From July, 1982 to April, 1992, Ms. Morgan was the Director of Sales and Marketing for Purcell International, Inc. Ms. Morgan earned her M.B.A. from the University of Southern California, Los Angeles in 1995, where her course-work included providing consulting services to Munchkin Bottling Company, Inc. and Reebok, International. Ms. Morgan earned her B.S. from the University of Arizona, in 1978. Ms. Morgan is a licensed California Life and Disability Agent and has published articles addressing 401(K) Plans in the Los Angeles Business Journal. Ms. Morgan is not being submitted as a nominee for director.


NOMINEES FOR DIRECTOR

     John Fife
     David Fife
     Lyle Hurd
     Mark G. Jones
     Stuart B. Peterson


Stuart B. Peterson, 35  . . . . . . . . . . . . . . . . . . . . Not Applicable
     Mr. Peterson has served as a director for C.R. England, Inc., a Two
     Hundred Million Dollar, privately owned trucking company based in Salt Lake City, where he sets the prices for customer contracts and is responsible for the profitable execution of sales and operating activities from 1995 to the present. Mr. Peterson worked for Powder River, Inc. from 1993 through 1994, where he directed sales, marketing and distributions. Mr. Peterson's background includes real estate investment banking experience with Trammell Crow Company, where he participated in the securitization and sales of extensive commercial real estate properties held by Trammell Crow partnerships throughout the United States. After completing the sale of a One Hundred Sixty Million Dollar commercial real estate portfolio, Mr. Peterson supervised the properties, and issued the quarterly financial reports to investors. Mr. Peterson has also performed the valuation and marketing of a Four Million Dollar manufacturing company based in California, cumulating in a leveraged acquisition in 1994.

     Mr. Peterson received his M.B.A. degree from Harvard University in 1990 and his A.B. in government from Harvard in 1986.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The Company does not have a standing audit, nominating or compensation committee. During the Company's last fiscal year, the Board of Directors held fourteen meetings. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served in fiscal 1996.


EXECUTIVE OFFICERS


NAME                      POSITION                          AGE

John Fife                 Chairman of the Board,            36
                          President and Director

Robert D. Wolff           Former CEO                        56

E. Jay Sheen              Former Recorder of Minutes        42
                          and Former Director


R. Dee Erickson           Former Chairman of the Board      53
                          and Former Director


Lyle Hurd                 Former Director of Marketing      60
                          and Former Director



Ladd Worth Eldredge       CFO, Secretary and Treasurer      44


Gerry T. Brown            Former President and current      56
                          Vice President



EXECUTIVE COMPENSATION

     The following table summarizes the compensation for John Fife as the CEO of the Company in 1996 and Robert D. Wolff as the CEO of the Company in 1995, E. Jay Sheen, R. Dee Erickson, Lyle Hurd, Ladd Worth Eldredge and Gerry T. Brown.


                           SUMMARY COMPENSATION TABLE

                      ANNUAL COMPENSATION                  AWARDS
                      -------------------                  ------
NAME AND                                             SHARES
PRINCIPAL         FISCAL                            UNDERLYING      ALL OTHER
POSITION           YEAR        SALARY       BONUS    OPTIONS       COMPENSATION
---------         ------       ------       -----   ----------     ------------
John Fife, CEO,   1996        $200,000(1)     --        --         $  1,200 (1a)
President,        1995            --          --        --             --
Chairman of the   1994            --          --        --             --
Board and
Director

Robert D. Wolff,  June 1995 -  $125,000(2a)$25,000(2b)/                --
                                              quarter
Former CEO(2)     April 1996      --          --        --             --
April 1996          1994          --          --        --             --
1994

E. Jay Sheen,       1996          --          --       8,000       $230,065 (3)
Former Recorder     1995      $  6,000        --       8,000       $298,066 (4)(4a)
of Minutes          1994      $  6,000        --       9,000       $101,704 (5)

R. Dee Erickson,    1996          --          --       8,000           --
Former              1995      $  6,000        --       8,000       $106,600 (6)(6a)
Chairman of the     1994          --          --       9,000       $ 12,400 (7)
Board and
Former Director

Lyle Hurd,          1996          --          --       8,000       $  2,932 (8)
Former Director     1995      $ 30,000        --       8,000       $ 24,615 (9)
of Marketing and    1994          --          --       9,000       $ 18,340 (10)
Director

Ladd Worth          1996      $ 52,403        --        --             --
Eldredge, CFO,      1995      $ 34,583        --        --             --
Secretary and       1994      $ 12,550       $500       --             --
Treasurer

Gerry T. Brown,     1996      $ 70,720        --       8,000       $  4,321 (11)
Former President    1995      $ 70,000        --       8,000       $  8,237 (12)
and Vice            1994      $ 70,000     $1,000      9,000       $ 14,412 (13)
President





     (1) Pursuant to the terms of the Stock Purchase Agreement, the Company and Mr. Fife agreed to enter into an employment agreement to provide for, among other things, (i) the employment of Mr. Fife as President, Chief Executive Officer, and Chairman of the Board of the Company, and (ii) compensation to be paid to Mr. Fife of no more than $200,000 for any year during the employment period. A proposed employment agreement was prepared by Mark G. Jones and submitted to John Fife and the remaining members of the Board of Directors. At this time no employment agreement has been entered into with Mr. Fife. The Company's Board in a 3-2 vote, decided that the negotiation of the terms of the John Fife employment agreement would take place following the shareholders' vote on the proposed reverse stock split. To date, John Fife has received no compensation from the Company for his services as President


    (1a)     Mr. Fife received $1,200 in directors fees.


     (2) Mr. Wolff served as the CEO of the Company during the term that the Share Exchange Agreement was in place, July 1, 1995 through April 25, 1996.

    (2a) Mr. Wolff actually received approximately $57,292 as his pro-rated portion for 1995.

    (2b) Mr. Wolff actually received approximately $45,833 as his pro-rated portion for 1996.


     (3) Mr. Sheen's law firm served as legal counsel to the Company for which his law firm was paid $230,065 in 1996.

     (4) Mr. Sheen, in addition to providing services as a recorder of the minutes, served as a director of the Company, for which he received fees in the amount of $2,600; and his law firms served as legal counsel for the Company, for which his respective law firms were paid approximately $191,466. Mr. Sheen also received 38,000 shares of the Company's stock and $104,000 for services performed with respect to the Share Exchange Agreement.

     (4a) The market value of the 38,000 shares of the Company's stock received by Mr. Sheen in 1995 is not included in this column.


     (5) Mr. Sheen received fees as director of the Company in the amount of $2,400. Mr. Sheen's law firm also served as legal counsel for the Company for which his law firm was paid approximately $99,304.

     (6) Mr. Erickson received $2,600 in directors fees and 38,000 shares of the Company's stock and $104,000 for services performed with respect to the Share Exchange Agreement.

     (6a) The market value of the 38,000 shares of the Company's stock received by Mr. Sheen in 1995 is not included in this column.

     (7) Mr. Erickson received $2,400 in directors fees and $10,000 for consulting services rendered.

     (8) Mr. Hurd received $2,200 in directors fees and $732 in insurance reimbursements.

     (9) In 1995, Mr. Hurd received $2,600 in directors fees, $13,750 in consulting fees and an additional $8,265 was paid by the Company to St. George Magazine for advertising. Mr. Hurd is an owner of Hurd Owens Hafen Inc., which publishes St. George Magazine.

    (10) In 1996, Mr. Hurd received $2,600 in directors fees, $12,500 in consulting fees and $3,440 was paid to St. George Magazine for advertising. Mr. Hurd is an owner of Hurd Owens Hafen, Inc., which publishes St. George Magazine.

    (11)     Mr. Brown received $5,321 in commissions from sales of real estate.

    (12) Mr. Brown received $8,237 in commissions from sales of real estate.

    (13) Mr. Brown received $14,412 in commissions from sales of real estate.

     The following table shows the total number of options granted to each of the named persons during 1996 (both as the number of shares of Common Stock subject to such options and as a percentage of all options granted to employees during 1996) and, for each of these grants, the exercise price per share of Common Stock and option expiration date.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                NUMBER OF      % OF TOTAL
               SECURITIES      OPTIONS/SARS
               UNDERLYING       GRANTED TO    EXERCISE OR
              OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME           GRANTED (#)     FISCAL YEAR      ($/Sh)          DATE
----          ------------     ------------   ------------   -----------
IMCC(1)        150,000 or          (3)          $3.35           2006
               more (50.5%
               interest)(2)
Robert D.
Wolff              -                -             -              -

R. Dee
Erickson         8,000(4)         16.7%         $2.50        4/2004

Lyle Hurd        8,000(4)         16.7%         $2.50        4/2004

Ladd Worth
Eldredge           -                -             -              -
Gerry Brown      8,000(4)         16.7%         $2.50        4/2004
E. Jay Sheen     8,000(4)         16.7%         $2.50        4/2004

--------------
(1)      John Fife, CEO of the Company is the sole shareholder of IMCC.


(2) For a more detailed description of the IMCC Option, see the Section entitled "SPECIAL FACTORS, IMCC Transaction and Settlement Agreements."


(3)      This option was not granted as a part of John Fife's employment.

(4) The option granted was made pursuant to the Company's 1994 Stock Option Plan, described below. The plan was approved by the shareholders in January 1995. None of these options were exercised during 1995 or 1996. All of these presently exercisable options are above the market price of the underlying Common Stock.

         No SARs were outstanding in 1995 and 1996.

         The Company has no long-term incentive compensation plans other than the 1994 Stock Option Plan described herein. Gerry Brown, as the former President of the Company, is a participant in the Company's 1994 Stock Option Plan. Under the Plan, each of the six individuals were granted options for 25,000 shares of the Company's Common Stock, pursuant to the terms of a Non-Qualified Stock Option Agreement between each person and the Company, dated April 7, 1994. The option exercise price is $2.50 per share, the market price of the stock on the date of grant. Each of the granted options vested as follows: (a) 9,000 shares on the date of the Option Agreement; and (b) 8,000 shares on each of the next two anniversary dates of the Agreement (April 7, 1995, and April 7, 1996).


        URI and its subsidiary currently employ Gerry Brown on a full time basis, to act as the Vice President of the Company where he provides real estate planning, development and sales services for the Company. Tonaquint, Inc., the Company's wholly-owned subsidiary, and various affiliated partnerships, Mr. Brown is currently the President of Tonaquint, Inc., where he assists in land use planning, negotiating sales and financing arrangements, obtaining government approvals, arranging for construction contracts, and supervising the performance of engineering services as have been required. The Company executed and presented Mr. Brown with a three-year employment agreement on June 28, 1995, which employment agreement remains unexecuted by Mr. Brown. Mr. Brown received compensation from the Company during the years 1994, 1995 and 1996, as set forth on the Summary Compensation Table on page 35.

COMPENSATION OF DIRECTORS

     Each director receives $200 per director's meeting. Also, directors who travel out of town to attend the meetings are, upon Board approval, reimbursed for their travel, lodging and meals. During 1993 through August 29, 1996, the directors served pursuant to the 1993 Settlement Agreement. The 1993 Settlement Agreement was terminated on August 29, 1996.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


     Pursuant to the Stock Purchase Agreement, the Company and John Fife have agreed to enter into an employment agreement which would provide for, among other things, (i) the employment of Mr. Fife as President, CEO, and Chairman of the Board of the Company, and (ii) an annual compensation to be paid to Mr. Fife of no more than $200,000 for any year during the employment period. A proposed employment agreement was prepared by Mark G. Jones and was submitted to John Fife and the remaining members of the Board of Directors.
At this time no employment agreement has been entered into with Mr. Fife. The Company's Board, in a 3-2 vote, decided that the negotiation of the terms of the John Fife employment agreement would take place following the shareholders' vote on the proposed reverse stock split. To date, John Fife has received no compensation from the Company for his services as President. URI and its subsidiary currently employ Gerry Brown on a full-time basis, to act as the Vice President of the Company, where he provides real estate planning, development and sales services for the Company, Tonaquint, Inc., the Company's wholly-owned subsidiary and various affiliated partnerships. Mr. Brown is currently the President of Tonaquint, Inc., where he assists in land planning, negotiating sales and financing arrangements, obtaining government approvals, arranging for construction contracts, and supervising the performance of engineering services as have been required. The Company executed and presented Mr. Brown with a three-year employment agreement on June 28, 1995 which employment agreement remains unexecuted by Mr. Brown.
Mr. Brown received compensation from the Company during the years 1994, 1995 and 1996, as set forth on the Summary Compensation Table on page 35.
Ladd Worth Eldredge is employed by the Company as its Secretary, Treasurer, CFO and office manager. No employees are party to a collective bargaining agreement with URI.



STOCK PLANS

     The Company has no long-term incentive compensation plans other than the 1994 stock Option Plan. Gerry Brown and each of the five directors are participating in the Company's 1994 Stock Option Plan. Under the Plan, each of the six individuals were granted options for 25,000 shares of the Company's Common Stock, pursuant to the terms of a Non-Qualified Stock Option Agreement between each person and the Company, dated April 7, 1994. The option exercise price is $2.50 per share, the market price of the stock on the date of grant. Each of the granted options vested as follows: (a) 9,000 shares on the date of the Option Agreement; and (b) 8,000 shares on each of the next two anniversary dates of the Agreement (April 7, 1995 and April 7, 1996).

STOCK OWNERSHIP OF MANAGEMENT


         The following table sets forth information as of December 31, 1996 regarding the beneficial ownership of shares of the Common Stock of the Company by each nominee and by all directors and officers as a group.




<Caption
---------------------------------------------------------------------------------------------------------------------------
                                                UTAH RESOURCES INTERNATIONAL, INC.
                                 COMMON STOCK OWNERSHIP BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
                                                       AS OF DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                               BEFORE STOCK SPLIT                            AFTER STOCK SPLIT*
---------------------------------------------------------------------------------------------------------------------------
                                                               PERCENT OF                                      PERCENT OF
NAME OF BENEFICIAL                        NUMBER OF            OUTSTANDING             NUMBER OF              OUTSTANDING
OWNER                     POSITION         SHARES                SHARES                 SHARES                  SHARES
---------------------------------------------------------------------------------------------------------------------------
David Fife                Director           0                     0%                      0                       0%
---------------------------------------------------------------------------------------------------------------------------
John Fife, as the sole    Director,      1,275,912(1)             50.5%                 1276**                    52%
shareholder of IMCC       Chief
                          Executive
                          Officer,
                          President, and
                          Chairman of
                          the Board
---------------------------------------------------------------------------------------------------------------------------
Lyle Hurd                 Director        2,000(2)                .08%                    2(3)                   .08%
---------------------------------------------------------------------------------------------------------------------------
Mark Jones                Director      326,210                    13%                327**(3)                    13%
---------------------------------------------------------------------------------------------------------------------------
Jenny Morgan              Director        9,523                   .38%                 10**(3)                   .41%
---------------------------------------------------------------------------------------------------------------------------
Stuart B. Peterson        Nominee for       0                       0%                    0                        0%
                          Director
---------------------------------------------------------------------------------------------------------------------------
Gerry Brown               Vice
                          President      2,000(2)                  08%                    2(3)                   .08%
---------------------------------------------------------------------------------------------------------------------------
Ladd Worth Eldredge       CFO,              0                       0%                    0                        0%
                          Secretary,
                          Treasurer
---------------------------------------------------------------------------------------------------------------------------
DIRECTORS AND             Directors &    1,613,645                 64%                    1,617                   66%
OFFICERS AS A GROUP       Officers
                          (8 persons)
---------------------------------------------------------------------------------------------------------------------------
                                                   SEE FOLLOWING PAGE FOR NOTES
---------------------------------------------------------------------------------------------------------------------------

                      UTAH RESOURCES INTERNATIONAL, INC.
       COMMON STOCK OWNERSHIP BY DIRECTORS AND NAMED EXECUTIVE OFFICERS

                            AS OF DECEMBER 31, 1996






                                                                BEFORE STOCK SPLIT                         AFTER STOCK SPLIT*

                                                                          PERCENT OF                                 PERCENT OF
                                                       NUMBER OF         OUTSTANDING          NUMBER OF             OUTSTANDING
NAME OF BENEFICIAL          POSITION                    SHARES             SHARES              SHARES                 SHARES


* Assumes No Small-Lot Shareholder exercises the Round Up Option, and no remaining shareholder elects to purchase the Returned Shares. ** Assumes that Round Up Option is exercised by fractional shareholder. (1) IMCC also holds a ten year option to purchase 150,000 or more additional shares of stock, so as to maintain its 50.5% interest in URI. (2) Lyle Hurd and Gerry Brown each contend that he was granted an option for 25,000 shares pursuant to the Share Exchange Agreement. There is a dispute as to whether the option was granted. This issue will be resolved following an investigation in the coming year. (3) In the event the proposed reverse split is affected, each of these individuals will be granted an option to purchase additional shares of URI's stock pursuant to the terms of the Returned Shares Option. For a more detailed description of this Returned Shares Option, see "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split and Purchase of Returned Shares." (4) Mark G. Jones, director of the Company, holds 100 shares individually and an additional 326,210 shares in his capacity as the controlling shareholder of Mark Technologies Corporation.



 PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of December 31, 1996 regarding each person other than directors of the Company who were known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Each person named has sole voting and investment power with respect to the shares beneficially owned by such person.


                      Utah Resources International, Inc.
                       5% or Greater Beneficial Owners

                            As of December 31, 1996


                           Number of Shares and
Name and Address of              Nature of                 Percent of Company
 Beneficial Owner             Beneficial Owner             Shares Outstanding




Inter-Mountain Capital           1,275,912                        50.5%
Corporation(1)

Mark Technologies                 326,310                           13%
Corporation(2)

(1) John Fife, Director, President, CEO, and Chairman of the Board of the Company, is the sole shareholder of Inter-Mountain Capital
      Corporation.

(2) Mark G. Jones, Director of the Company, holds 100 shares individually and an additional 326,210 in his capacity as the controlling shareholder of Mark Technologies Corporation.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JOHN FIFE TRANSACTION


     John Fife, as the sole shareholder of IMCC, acquired a 50.5% interest in the Company on July 3, 1996. For a more detailed description of this acquisition see the Sections entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS" and "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements."


SHARE EXCHANGE AGREEMENT TRANSACTION


     On June 13, 1995 the Company consummated the exchange of 590,000 shares of its common stock in exchange for the receipt of all issued and outstanding stock of Midwest (the "Share Exchange Agreement"). Midwest was wholly owned by Robert D. Wolff, subsequent CEO of the Company, and Judith J. Wolff. Among other things, the Share Exchange Agreement provided for the payment of compensation, for services rendered, by the Company to R. Dee Erickson and E. Jay Sheen (both directors of the Company) in the amount of 38,000 shares each of the Company's Common Stock and $104,000 each. For a more detailed description of the Share Exchange Agreement, see the section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS."


1996 SETTLEMENT AGREEMENT TRANSACTION AND RELATED TRANSACTIONS


     The following amounts were paid through December 31, 1996 by the Company in connection with the 1996 Settlement Agreement, the Morgan Settlement Agreement and the IMCC Stock Purchase Agreement:



     Hunter & Brown, approximately $34,843.08, as legal counsel for Mark G. Jones, Director of the Company;



     Campbell, Maack & Sessions, approximately $167,987.68, as legal counsel, as follows, $81,000 for legal services performed for Anne and Victoria Morgan, daughters of John H. Morgan, Jr. and Daisy R. Morgan, both directors of the Company in 1995, pursuant to the 1996 Settlement Agreement with the balance of $86,987.68 for services performed as legal counsel for Mark Technologies Corporation, a corporation controlled by Mark G. Jones, director of the Company;


     Dorton, Jones, Nicolatus & Stuart Inc., approximately $4,225, as experts for Mark Technologies Corporation, a corporation controlled by Mark Jones;


     Mark Technologies Corporation, approximately $10,090.03, a corporation controlled by Mark G. Jones, a director of the Company, for a retainer paid to Dorton, Jones, Nicolatus & Stuart, Inc. and for certain out-of-pocket expenses;

     Victoria Morgan, daughter of John H. Morgan, Jr. and Daisy R. Morgan, in the amount of $58,966.70 for repurchase of all shares owned in the Company by Ms. Morgan;

     Anne Morgan, daughter of John H. Morgan, Jr. and Daisy R. Morgan, in the amount of $76,882.50 for a repurchase of all shares owned in the Company by Ms. Morgan;

     John H. Morgan, Jr., in the amount of $89,229.81, representing the total monetary judgment collected from him by the Company pursuant to the Murphy Order and all amounts covered by the Order regarding Stay of Execution and Acceptance of Undertaking under the Murphy Order;


     Robinson & Sheen, L.L.C. $100,486.88, as counsel for the Company;


     Jardine, Linebaugh & Dunn, approximately $26,696.86, as counsel for the Company;

     Wildman, Harrold, Allen & Dixon, approximately $218,427.50, as counsel for IMCC, a company wholly owned by John Fife, director, CEO, President and Chairman of the Board of the Company;

     Giauque, Crockett, Bendinger & Peterson, $25,946.53, as local Utah counsel for IMCC, a company wholly owned by John Fife, director, CEO, President and Chairman of the Board of the Company;


     IMCC, a company wholly owned by John Fife, director, CEO, President and Chairman of the Board of the Company, approximately $5,014.79 for reimbursement of the retainer to Giauque, Crockett, Bendinger & Peterson; and

     Brown Wright & Associates, approximately $19,937.45 as experts for the Company.


     Jenny Tate Morgan, approximately $2,041.23, for expenses related to a deposition for litigation.

     Kelly Drye & Warren, L.L.P. approximately $2,458.41 for a deposition as counsel for Jenny Tate Morgan.


LEGAL REPRESENTATION OF THE COMPANY


     From 1994 through 1996, the law firms of Moyle Draper and Robinson & Sheen, L.L.C. provided legal representation to the Company. E. Jay Sheen, a former director of the Company, was a partner at Moyle Draper and currently is a partner at Robinson & Sheen. During 1994, Moyle Draper received approximately $99,304 in legal fees. During 1995, Robinson & Sheen received approximately $144,800.29 in legal fees and Moyle Draper received approximately $46,666 in legal fees. In 1996, Robinson & Sheen received approximately $230,065 in legal fees.


COMMISSION AND CONSULTING FEES

     1995


     During 1995, Lyle Hurd, a director of the Company and Director of Marketing, received $13,750 in consulting fees. An additional $8,265 was paid by the Company to St. George Magazine for advertising. Mr. Hurd, who also served as Director of Marketing of the Company, is an owner of Hurd Owens Hafen, Inc., which publishes St. George Magazine, among others. In 1995, Gerry Brown, the President of the Company, received $8,327 in commissions.



     1996

     During 1996, Gerry Brown, the Vice President of the Company, received $5,321 in commissions.



                              AMENDMENT TO BY-LAWS

     A majority of the Board of Directors has adopted a resolution which sets forth a single proposal to amend Article II, Section 1. of the Company's By-laws (the "By-Laws Amendment"), by deleting Article II, Section 1. in its entirety and replacing it with the following:

          The annual meeting of the Shareholders shall be held on the third Monday in the month of July in each year, beginning with the year 1997 at an hour designated by the President in the notice of annual meeting, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Utah, such meeting shall be held on the next succeeding business day.


     The Company recommends voting for the By-Laws Amendment. John H. Morgan, Jr. and Daisy R. Morgan resigned as directors of the Company in December 1995. Pursuant to the terms of the 1993 Settlement Agreement, John H. Morgan, Jr. and Daisy R. Morgan exercised their powers of appointment and appointed Jenny T. Morgan and Mark G. Jones, respectively, to serve as directors in their place. John H. Morgan, Jr. and Daisy R. Morgan were parties to the 1993 Settlement Agreement. The remaining members of the Board of Directors demanded that both Jenny T. Morgan and Mark G. Jones, agree, in writing, to be bound by the terms of the 1993 Settlement Agreement as though they had been made parties to the 1993 Settlement Agreement before commencing their responsibilities as directors of the Company. Mark G. Jones and Jenny T. Morgan refused to enter into that written agreement until April 1996, at which time they executed a written commitment to be bound by the terms of the 1993 Settlement Agreement and were seated as directors of the Company. The 1993 Settlement Agreement was terminated by the 1996 Settlement Agreement. Among other things, the terms of the 1996 Settlement Agreement provided that the parties to that agreement would take all actions necessary to maintain Mark G. Jones as a director of the Company for a period of one year from the date of the closing of the Stock Purchase Agreement between IMCC and the Company, or July 3, 1997. For a more detailed description of the terms of the 1996 Settlement Agreement, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split." The Company plans to hold an annual meeting to provide for the election of a director to fill Mr. Jones seat. IMCC has informed the Company that it will not support the nomination of Mark G. Jones as a director at the next annual meeting of the shareholders of the Company, to be held on the third Monday of July, 1997, as set forth in the amendment to the by-laws. The persons named as proxy holders in the accompanying Proxy intend to vote each properly signed and submitted Proxy for the By-Laws Amendment, unless authority to vote is withheld on such Proxy. By-laws may be amended by the Board of Directors at any regular or special meeting of the Board of Directors. Unless otherwise specified, all properly executed proxies received by the Company will be voted in favor of the By-Laws Amendment.


     THE COMPANY RECOMMENDS VOTING "FOR" THE BY-LAWS AMENDMENT.

                    MARK TECHNOLOGIES CORPORATION PROPOSALS

SPECIAL SHAREHOLDERS' LEGAL AFFAIRS COMMITTEE


     Mark G. Jones, a director of the Company, on behalf of Mark
Technologies Corporation, proposes to appoint a special shareholders' Legal Affairs Committee, the sole purpose of which is to select and engage new general counsel, make a binding determination regarding the settlement, continued prosecution or other disposition of pending litigation to which the Company is a party and to make a binding determination regarding counsel selection in the future and future litigation in which the Company may be a party. This proposal requires an affirmative vote by the holders of a majority of the Common Stock of the Company. The Company does NOT recommend a vote in favor of this proposal. IMCC, the Company's majority shareholder, has indicated it will not vote in favor of this proposal. The Utah Business Corporation Act provides, in part, that one of the powers of the corporation is, "to sue and be sued, complain and defend in its corporate name," see
Section 16-10a-302 General Powers/Utah Business Corporation Act. The Utah Business Corporation Act also provides, in part, that all corporate powers shall be exercised "by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors," see
Section 16-10a-801(2) of the Utah Business Corporation Act. In order for the Company's Board of Directors to carry out its obligations under the Utah Business Corporation Act, it must make decisions as to whether to pursue litigation and if so, in what manner. These decisions would include, among other things, the decision as to who would represent the Company and the course of litigation. These Utah Business Corporation Act provisions firmly place these litigation-based decisions and obligations within the Board's responsibility. A majority of the Board does not recommend its approval.
IMCC, the Company's majority shareholder, has indicated it will NOT vote in favor of this proposal.


TENDER OFFER


     Mark G. Jones, a director of the Company, on behalf of Mark
Technologies Corporation, proposes to cause the Company to offer to purchase from all of its shareholders, at a purchase price of $4.00 per share, shares of the Company's Common Stock, where acceptance of the Company's offer shall be voluntary and the offer shall not be designed to require acceptance by any shareholder. This proposal requires an affirmative vote by the holders of a majority of the Common Stock of the Company. A majority of the Board of Directors does not recommend a vote in favor of this proposal. IMCC, the Company's majority shareholder, has indicated it will not vote in favor of this proposal. The Company and IMCC entered into the Stock Purchase Agreement and two settlement agreements which contractually require the Company to undertake a 1,000 share to 1 share reverse stock split at $3.35 per share. The Mark Technologies Corporation proposal is inconsistent with and contrary to the required $3.35 per share reverse stock split. In addition, a majority of the Board of Directors believes that a $4.00 per share tender offer, if approved by the shareholders of the Company, would force the Company to liquidate in order to meet its obligations pursuant to such tender offer. Two members of the Board of Directors, Jenny Morgan and Mark G. Jones, believe that to be untrue and that the Company, which has no debt, would be able to fund the $4.00 tender offer through bank loans, venture capitalists or private sources without incurring a high debt to equity ratio. The Company does not recommend its approval. IMCC, the Company's majority shareholder, has indicated it will not vote in favor of this proposal.

SPECIAL SHAREHOLDERS FIDUCIARY DUTY COMMITTEE


         Mark G. Jones, a director of the Company, on behalf of Mark Technologies Corporation, proposes to cause the Company to appoint a special shareholders' Fiduciary Duty Committee, the sole purpose of which shall be to make a binding determination, upon consultation with the Company's new general counsel, regarding the activities of the Company's Board of Directors, officers and counsel to consider whether actions, complaints or other redress, if any, should be taken by the Company against such individuals. This proposal requires an affirmative vote by the holders of a majority of the Common Stock of the Company. A majority of the Board of Directors does not recommend its approval. IMCC, the Company's majority shareholder, has indicated it will NOT vote in favor of this proposal.



         Unless otherwise specified, all properly executed proxies received by the Company will be voted AGAINST the three Mark Technologies Corporation proposals.


         THE COMPANY RECOMMENDS VOTING "AGAINST" THE MARK TECHNOLOGIES, CORPORATION PROPOSALS.

MATERIAL PROCEEDINGS AND TRANSACTIONS

         Over the past nine years, the Company has been involved in various disputes and controversies involving its ownership, operation and management.
A shareholders derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr., et al., was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), alleging among other things that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement was entered into in the First State Action on April 6, 1993 (the "1993 Settlement Agreement"), wherein, among other things, parties to the lawsuit agreed to the manner in which directors of the Company would be selected until such time as the 1993 Settlement Agreement was terminated. On or about July 21, 1995, attorneys for the Company, on behalf of the Company filed an action against John H. Morgan, Jr. and Daisy R. Morgan to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law and an order enforcing the 1993 Settlement Agreement, entered by Judge Michael R. Murphy on October 4, 1995 (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr. and Daisy R. Morgan (the "Order to Show Cause").

         On or about February 16, 1995, pursuant to a Plan of Share Exchange Agreement by and among the Company, Midwest Railroad Construction and Maintenance Corporation of Wyoming, a Wyoming corporation ("Midwest"), Robert
D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"), the Company acquired all of the outstanding shares of Midwest from RD Wolff and JJ Wolff in exchange for 590,000 restricted shares of authorized but unissued shares of the Company (the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement, RD Wolff became the President of the Company. For a more detailed description of the Share Exchange Agreement see Form 8-K filed July 20, 1995.
A shareholders derivative action captioned as Anne Morgan et al. v. R. Dee Erickson, et al., was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division (the "First Federal Action"), alleging that the defendants had, among other things, violated proxy solicitation rules, violated disclosure rules under the Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the corporation and breached the duty of loyalty. The complaint sought, among other things, rescission of the Share Exchange Agreement. In April 1996, the Company, Midwest, RD Wolff and JJ Wolff entered into a Split-Off Agreement whereby, among other things, the Share Exchange Agreement was rescinded (the "Rescission Agreement") and the shares of Midwest acquired by the Company were returned to RD Wolff and JJ Wolff.


        On April 5, 1996, the Company entered into a letter of intent ("Letter of Intent") with IMCC to sell a controlling interest in the Company to IMCC, at a purchase price equal to $3.35 per share. On May 17, 1996, Mark G. Jones, a shareholder and director of the Company and controlling shareholder of Mark Technologies Corporation, brought a shareholders derivative suit captioned as Mark Technologies Corp. et al. v. Utah Resources International, Inc., et al., which was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action") against the Company, E. Jay Sheen, R. Dee Erickson and Lyle Hurd, directors of the Company, and IMCC. The Second State Action included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent. On June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen ("Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") where the parties, among other things, agreed to dismiss the First Federal Action, the Order to Show Cause, the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement. On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. Among other things, the notice provided that the 1996 Settlement Agreement and the Morgan Settlement Agreement (together the "Settlement Agreements") were to be considered approved by the court on August 12, 1996, and that all objections to the Settlement Agreements had to be presented at that time. On August 9, 1996, shareholders Jenny T. Morgan (a shareholder and director of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan ("Objectors") filed an objection to the hearing and requested that the court continue the settlement approval hearing until after the Company's shareholders vote on the Settlement Agreements and the IMCC
Stock Purchase Agreement. In their objections and request for continuance of hearing, the Objectors, among other things, claimed that they had insufficient information with which to evaluate the Stock Purchase Agreement between IMCC and the Company; that they had insufficient information regarding John Fife, the sole shareholder of IMCC, and that they needed additional time and information to evaluate the fairness of the Stock Purchase Agreement, and to have the opportunity to solicit other competitive bids to sell the Company. Further, the Objectors alleged that the Company had failed to provide documentation relating to the Stock Purchase Agreement to them. After considering the Objectors' and the parties' initial arguments, the court granted both the parties and the Objectors an additional seven days, through August 19, 1996, to submit written memoranda in support of their positions. Both the Objectors and the parties submitted written memoranda supporting their positions in regard to the Settlement Agreements and the Stock Purchase Agreement. On or about August 23, 1996 the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director and shareholder of the Company), Gerald E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement
was approved.   As required by the Transaction Agreements, as defined below, the 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department, Utah, on or about August 28, 1996. The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.



         On July 3, 1996, following the execution of the Letter of Intent, the Morgan Settlement Agreement and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") (the Letter of Intent, the Morgan Settlement Agreement, the 1996 Settlement Agreement and the Stock Purchase Agreement are hereinafter referred to as the "Transaction Agreements") whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of common, $.10 par value per share stock (the "Common Stock") to IMCC, which is wholly owned by John Fife, so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date.
Interest on the Note is paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note. For a more detailed description of the Stock Purchase Agreement, see Form 8-K filed by the Company on July 19, 1996, and to review a copy of the Stock Purchase Agreement, see Schedule 13D-A filed by IMCC on September 9, 1996.


         As required by the Stock Purchase Agreement, E. Jay Sheen and R. Dee Erickson submitted their resignations as directors of the Company, effective July 13, 1996. As further required by the Stock Purchase Agreement, John Fife was appointed a director of the Company. David Fife, the brother of John Fife, was also appointed a director of the Company. John Fife and David Fife were appointed as directors of the Company by the Muth Group pursuant to the 1993 Settlement Agreement, effective July 13, 1996. As required by the Stock Purchase Agreement, John Fife was elected President and Chief Executive Officer of the Company in July 1996, pursuant to a 3-0 vote of the Board (Mark G. Jones and Jenny Morgan were not present for the vote). John Fife also serves as Chairman of the Board of the Company pursuant to a 3-2 vote of the Board.


         The Letter of Intent and the Transaction Agreements, including the Stock Purchase Agreement contemplated that subject to applicable state and federal securities and state corporate law, the Company would cause a 1,000 to 1 share reverse split of the Company's stock to the shareholders of record at $3.35 per share (the "Reverse Split"), with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the Reverse Split or sell their fractional shares for cash to the Company. IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a purchase price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement so that after the Reverse Split IMCC may maintain its 50.5% majority interest in the Company. Subsequent to the Reverse Split and subject to applicable state and federal securities and state corporate law, any Company shares redeemed by the Company pursuant to the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Share Option") at a purchase price equal to the pre-reverse- split price of $3.35 per share (the "Returned Share Purchase Price") as more fully described herein.

         Only those shares for which the Company has received a fully and properly executed letter of transmittal, accompanied by the required documents, will qualify as Returned Shares for purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of common, $100.00 par value per share stock of the Company (the "New Stock"). In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro rata basis. Twenty-five percent (25%) of the Returned Share Purchase Price will be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by the Returned Share Note.

         In December, 1995 Mark Technologies Corporation received 201,210 shares of the Company's Common Stock from Morgan Gas & Oil Co., as partial payment of a promissory note. The promissory note was in consideration of the sale to Morgan Gas & Oil Co. from Mark Technologies Corporation of a limited partnership interest in Alta Mesa Wind Partners, a California limited partnership in the wind-generated power business. The Company is a shareholder of Morgan Gas & Oil Co. The Company brought a Shareholders derivative action against Morgan Gas & Oil Co. and its directors and against Mark G. Jones, Mark Technologies Corporation, Alta Mesa Wind Partners, John H. Morgan, Jr., Daisy
R. Morgan, Sylvia Wunderly, John Wunderly, and Melbourne Romney, III, alleging, among other things, that in connection with the sale of Alta Mesa Wind Partners limited partnership interest to Morgan Gas & Oil Co., Mark G. Jones, Mark Technologies Corporation and Alta Mesa Wind Partners concealed and misrepresented material information to be provided to Morgan Gas & Oil Co. directors and that the Morgan Gas & Oil Co.

directors committed a breach of fiduciary duty and a wasting of corporate assets. The suit was dismissed without prejudice.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for the following individuals with respect to the following forms:

                           R. Dee Erickson, Form 4
                           Robert D. Wolff, Form 4
                           John Fife, Form 4
                           IMCC, Form 4

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for the fiscal year ended December 31, 1996 and for the current year are Tanner + Co. A representative of Tanner + Co. is expected to be present at the meeting, with the opportunity to make a statement if he desires to do so, and he is expected to be available to respond to appropriate questions from stockholders.

ANNUAL REPORT


         The Company's Annual Report to Stockholders the fiscal year ended December 31, 1996, including financial statements, accompanies this Proxy Statement. However, no action is proposed to be taken at the meeting with respect to the Annual Report, and it is not to be considered as constituting any part of the proxy soliciting material.


SHAREHOLDER PROPOSALS


         From time to time shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 shareholders' meeting, if applicable, must be received by the Company no later than March 24, 1998. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

OTHER MATTERS

         Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.


         The Company shall provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such requests, a copy of any and all of the information that has been incorporated by reference in this proxy statement. Please contact Bekky LeVanger at (801) 628-8080 or Ladd Eldredge at (801) 628-8080 with any oral
requests and                            at Utah Resources International, Inc.,
297 West Hilton Drive, Suite #4, St. George, Utah 84770 with any written requests.

         A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 is available without charge to shareholders upon written request to Bekky LeVanger at the address provided above.


                                  By order of the Board of Directors



                                  John Fife
                                  Director, Chairman of the Board and President

                                    EXHIBITS


Exhibit A:  Amendment to Articles of Incorporation

Exhibit B:  Part 13 of the Utah Business Corporation Act

                                   EXHIBIT A

                           ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION OF
                      UTAH RESOURCES INTERNATIONAL, INC.

To the Secretary of State:

         Pursuant to the provisions of the Utah Business Corporation Act,
Section 16-10a-1003, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose submits the following statement:

         (1) The name of the corporation is: Utah Resources International, Inc.;

         (2)     The text of each amendment adopted is:

         The Articles of Incorporation of Utah Resources International, Inc. (the "Company"), are hereby amended as follows. Article Fourth of the Company's Articles of Incorporation is hereby deleted and replaced with the following:

                 FOURTH. THAT THE TOTAL AUTHORIZED CAPITAL STOCK OF THIS CORPORATION IS FIVE HUNDRED THOUSAND DOLLARS ($500,000) DIVIDED INTO 5,000 SHARES OF THE COMMON CAPITAL STOCK WITH A PAR VALUE OF ONE HUNDRED DOLLARS ($100) PER SHARE. SHAREHOLDERS SHALL HAVE NO PREEMPTIVE RIGHTS TO ACQUIRE ADDITIONAL SHARES OF THIS CORPORATION.

         The manner (if not set forth in the amendment) of implementation of any exchange, reclassification, or cancellation of issued shares is as follows:

         Immediately prior to the filing of the Articles of Amendment, the total number of shares of all classes of stock which the Company has authority to issue is 5,000,000 shares of common, $.10 par value per share stock (the "Common Stock"). As of _____ p.m., on the date of the filing of this Amendment with the Secretary of State of Utah (the "Filing Date"), and subject to majority approval by the Company's shareholders, each 1,000 shares of common, $.10 par value per share stock then outstanding shall be converted into one share of common $100.00 par value per share stock of the Company (the "New Stock"), with shareholders holding fewer than 1,000 shares or any increment thereof (the "Fractional Shareholders") being given the option to either (A) receive cash in lieu of fractional shares of stock, or (B) purchase from the Company that portion of fractional shares of the Common Stock needed to increase their share holdings to the next one whole share of New Stock (the "Reverse Split"). The Company will then have 5,000 authorized shares of common, $100.00 par value per share stock. The Reverse Split is designed to result in reducing the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be an SEC-reporting company. These Articles of Amendment will not effect a change in the amount of stated capital in the Company.

         Fractional Shareholders who do not elect to round up their holdings at least ten days prior to ______________ __, 1997 (the "Annual Meeting Date") will have their fractional shares automatically converted into the right to receive cash in lieu of the fractional shares of New Stock otherwise issuable to such holder at $3.35 per share.

         Fractional shareholders who do elect to round up their holdings to aggregate one whole share of New Stock at least ten days prior to the Annual Meeting Date will, on the Annual Meeting Date, have their then whole shares of Common Stock automatically converted into shares of New Stock.

         Holders of record of 1,000 or more shares of Common Stock on _________ __, 1997 (the "Record Date") will have their shares automatically converted after the Reverse Split into the number of whole and fractional shares of New Stock equal to the number of shares of Common Stock outstanding and held by them on the Record Date, prior to the Effective Date divided by 1,000.

         Amendment's Adoption:

         The Company's Board approved the Amendment on January 22, 1997, and the Shareholders approved the Amendment at their Annual Meeting on ______________ __, 1997, to be effective immediately.

         There are approximately 2,522,808 issued shares of the Company's stock. Of this, at least 1,275,912 or 50.5% was voted in favor of the Amendment, which was sufficient for its approval.

Dated as of______________

                                  UTAH RESOURCES INTERNATIONAL, INC.

                                  ________________________________________
                                  John Fife, President and CEO

                                   EXHIBIT B

                           PART 13.DISSENTERS' RIGHTS


         16-10a-1301  DEFINITIONS.--For purposes of Part 13:
         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.
         (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in
Section 15-1-1, compounded annually.
         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.
         (7) "Shareholder" means the record shareholder or the beneficial shareholder.


         16-10a-1302 RIGHT TO DISSENT.--(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate anions:

         (a) consummation of a plan of merger to which the corporation is a party if:
         (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or
         (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;
         (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
         (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and
         (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).
         (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.
         (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:
         (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;
         (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or
         (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders. (4)
         The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:
         (a)     shares of the corporation surviving the consummation of the
         plan of merger or share exchange; (b)     shares of a corporation
         which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;
         (c)     cash in lieu of fractional shares; or
         (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.
         (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.


         16-10a-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
         (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
         (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.
         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.





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


         16-10a-1320 NOTICE OF DISSENTERS' RIGHTS.--(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

         (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.


         16-10a-1321 DEMAND FOR PAYMENT--ELIGIBILITY AND NOTICE OF INTENT.--(1) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and
         (b) may not vote any of his shares in favor of the proposed action.
         (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.
         (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
         (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.


         16-10a-1322 DISSENTERS' NOTICE.--(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.
         (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:
         (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action; (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;
         (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;


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

         (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;
         (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and
         (g)     be accompanied by a copy of this part.


         16-10a-1323 PROCEDURE TO DEMAND PAYMENT.--(1) A shareholder who is given a dissenters' notice described Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:
         (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;
         (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and
         (c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.
         (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving use to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.
         (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

         16-10a-1324 UNCERTIFICATED SHARES.--(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.
         (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

         16-10a-1325 PAYMENT.--(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenters' shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.
         (2)     Each payment made pursuant to Subsection (1) must be
                 accompanied by:
         (a)     (i)      (A)     the corporation's balance sheet as of the end
of its most recent fiscal year or if not available, a fiscal year ending not more than 16 months before the date of payment,
         (B)     an income statement for that year;
         (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and
         (D)     the latest available interim financial statements, if any


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

         (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;
         (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
         (c)     a statement of the dissenter's right to demand payment under
Section 16-10a-1328; and
         (d)     a copy of this part.


         16-10a-1326 FAILURE TO TAKE ACTION.--(1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.
         (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322 then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322 and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

         16-10a-1327 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--(1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1302, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of the demand.
         (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16- 10a-1325(2).

         16-10a-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:
         (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;
         (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or
         (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.
         (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.


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


         16-10a-1330 JUDICIAL APPRAISAL OF SHARES--COURT ACTION.--(1) If demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.
         (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under subsection (2) as an action against their shares. All such dissented who are named as parties just be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to
Section 16- 10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to
Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares.
Service may also be made otherwise as provided by law.
         (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
         (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:
         (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or
         (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.


         16-10a-1331 COURT COSTS AND COUNSEL FEES.--(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
         (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or
         (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.
         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation,

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
the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


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